An offering statement pursuant to Regulation A (17 CFR 230.251, et seq.) relating to the securities described herein (the “Securities”) has been filed with the U.S. Securities and Exchange Commission. Information contained in this preliminary offering circular (the “Preliminary Offering Circular”) is subject to completion or amendment. The Securities may not be sold nor may offers to buy be accepted before the Offering Statement is qualified. This Preliminary Offering Circular will not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of the Securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The issuer of the Securities may elect to satisfy its obligation to deliver a final offering circular (“Final Offering Circular”) by sending you a notice within two business days after the completion of its sale to you that contains the uniform resource locator where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular (Subject to Completion)	February 6, 2024

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

ITEM 1.

COVER PAGE OF PRELIMINARY OFFERING CIRCULAR

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the date as of which the Offering Statement has been qualified by the Commission

Zero Labs Automotive, Inc.

1535 Rosecrans Avenue

Gardena, CA 90066

+1 (424) 297-0727

https://zerolabs.com (the contents of which do not constitute part of this Offering Circular)

Up to 1,000,000 Class B Shares plus

Up to 356,817 Bonus Shares

Approximate Aggregate Offering Amount: $10,000,000

Minimum Investment: $1,000

Zero Labs Automotive, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), is conducting a Regulation A Tier 2 offering (this “Offering”) of shares, par value $0.001 per share, of our Class B common stock (each, a “Class B Share”), subject to the conditions set forth in “Securities Being Offered.” This Offering involves 1,000,000 Class B Shares, which we are offering for sale to the public at a fixed cash price of $10 per share (the “Offering Price”). The minimum purchase per investor is $1,000 (100 Class B Shares). Additional purchases may be made in multiples of $1,000 (100 Class B Shares). The Company is also offering up to 356,817 additional Class B Shares eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon each investor’s investment level.

This Offering is not conditioned on the sale of any minimum number of Class B Shares. The Company has engaged DealMaker Securities LLC (the “Broker”), a broker-dealer registered with the Commission and admitted to membership in the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. Once the Commission has qualified the offering statement (the “Offering Statement”) related to this offering circular (this “Offering Circular”), and this Offering commences, the Broker will receive a cash commission (the “Brokerage Commission”) equal to one percent (1%) of the cash amount raised in this Offering, including on the amount of the Investor Fee. Additionally, the Broker and its affiliates will receive certain other fees, estimated to total $455,500, but combined the maximum compensation for the offering is five 60/100 percent (5.6%) or $560,000. See “Plan of Distribution” for more details. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales.

The Class B Shares will be offered for sale in this Offering until the earliest of (i) the 180th day after the date as of which the Commission qualifies the Offering Statement (the “Qualification Date”), though we may, in our sole discretion, extend this Offering one or more times, (ii) the date as of which all Class B Shares offered by this Offering Circular in this Offering have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Class B Shares sold, and the amount of capital raised, in this Offering. If we sell all of the 1,000,000 Class B Shares that we are offering in this Offering, our gross proceeds will be $10,000,000. All funds raised in this Offering will become available to us and will be used as described under “Use of Proceeds.” Investors are advised that unless their subscriptions are rejected, they will not be entitled to a return of their subscription funds and could lose their entire investment.

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If the Company rejects any subscriptions in this Offering, the associated sale proceeds will be returned to the related investors, without interest. Otherwise, because this Offering is not conditioned on the sale of any minimum number of Class B Shares, proceeds from the sale of Class B Shares will be retained by the Company.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION” OR “SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public (1)	Underwriting Discount and Commissions		Proceeds to Company before Expenses (4)	Proceeds to Other Persons
Price per Class B Share:	$10.00	$0.10	(2)	$9.90		$0
Transaction Fee (per Class B Share):	$0.45
Price per Class B Share plus Transaction Fee(1):	$10.45	$0.11			$
Total Maximum (with Transaction Fees)(1)(3):	$10,450,000	104,500	(2)	9,890,000,		$0

(1)	At the time of each subscription, the related investor in this Offering will be required to pay the Company a 4.5% investor processing fee (“Transaction Fee”), up to a maximum of $450 per investor, on the first $10,000 of the investor’s purchase of Class B Shares, to help offset certain transaction expenses for which the Company is required to pay or reimburse affiliates of the Broker, as described in footnote (2) below. In the table above, the figures for “Price per Class B Share plus Transaction Fee” and the “Total Maximum (with Transaction Fees)” assume that (i) each investor in this Offering invests only the $1,000 minimum investment amount, plus a $45 Transaction Fee, for an effective per-share price of $10.45, and (ii) all investors in the aggregate, in an offering that is fully subscribed, pay the Company a total of $450,000 in Transaction Fees. Neither the Broker nor its affiliates will receive any cash commission on Transaction Fees, but they will receive fees with respect to payment processing. See “Plan of Distribution” for more details.
(2)	The Class B Shares are being offered in this Offering on a “best efforts” basis through the Broker, with which the Company is a party to a Broker-Dealer Agreement. For performing broker-dealer administrative- and compliance-related functions in connection with this Offering, the Broker will receive the a 1% Brokerage Commission; and when the Company signed the Broker-Dealer Agreement, the Broker received a $25,000 advance against accountable expenses anticipated to be incurred in this Offering (refundable to the Company to the extent of expenses not actually incurred by the Broker). The maximum amount of Broker and affiliate compensation in this Offering is $560,000 (5.6%). The proceeds of this Offering may be deposited directly into the Company’s operating account for its immediate use, with no obligation to refund subscriptions. No escrow has been or will be established for this Offering. We may be required to indemnify the Broker and possibly other parties with respect to disclosures made in this Offering Circular. We reserve the right, in connection with this Offering, to enter into posting agreements with equity crowdfunding firms not associated with FINRA member firms, for which we may pay non-contingent fees as compensation. See “Plan of Distribution” for details regarding the compensation payable to third-parties in connection with this Offering.

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(3)	Total Maximum (with Transaction Fees) Price to Public includes $10,450,000, the value of Class B Shares being offered in this Offering assuming $10.45 per share, and includes a Transaction Fee, the value of the Bonus Shares assuming $10.45 per share; provided, however, we shall not receive such Bonus amounts because Investors are not paying the purchase price for such Bonus Shares.
(4)	The amounts shown in “Proceeds to the Company” reflect amounts after deducting our offering expenses, which include: (a) payments to Novation Solutions Inc. O/A DealMaker (“DealMaker”) affiliate of the Broker, for using DealMaker’s online subscription processing platform, including monthly maintenance, subscription, and payment processing fees; (b) legal, accounting, printing, and blue sky compliance fees and expenses incurred in this Offering. The Company estimates that it will pay $455,500 in other Offering expenses, not including the Brokerage Commission or state filing fees. See “Use of Proceeds” and “Plan of Distribution” for details.

THE OFFERING AND SALE OF THE CLASS B SHARES IN THIS OFFERING HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES. THE CLASS B SHARES ARE BEING OFFERED (AND, IN THIS OFFERING, SOLD) IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS. THE CLASS B SHARES MAY BE SUBJECT IN VARIOUS STATES TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH STATE LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE CLASS B SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

As of the date of this Offering Circular, no public market exists for the Class B Shares, and no such public market may ever develop. If it does, it may not be sustained. As of the date of this Offering Circular, the Class B Shares are not traded on any exchange or on the over-the-counter market, and we can provide no assurance that they will ever be quoted on a stock exchange or a quotation service. We anticipate that proceeds from this Offering will be employed as outlined in “Use of Proceeds” and “Description of Business.” For more information on the Class B Shares, see “Securities Being Offered.”

These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

This Offering Circular follows the offering circular disclosure format of Part II of Form 1-A.

Offering Circular Dated            , 2024

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Implications of being an Emerging Growth Company

As an issuer with less than $1.235 billion in total gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). This qualification will be significant if and when we become subject to the ongoing reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements analyzing how these elements compare with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements;

●	will be exempt from certain executive compensation disclosure provisions requiring a pay for performance graph and CEO pay ratio disclosure; and

●	may present only two years of financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations (or MD&A) disclosure.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act or until such earlier time, if any, as we no longer meet the definition of an emerging growth company. We would no longer be an emerging growth company if our revenues exceeded $1.235 billion; if we issued more than $1.0 billion in nonconvertible debt in a three-year period; or if the Company qualified as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

We do not intend to register a class of securities under Section 12 of the Exchange Act.

THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART, AND ITS USE FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN THE SECURITIES IS NOT AUTHORIZED AND IS PROHIBITED.

THIS OFFERING IS SUBJECT TO WITHDRAWAL OR CANCELLATION BY THE COMPANY AT ANY TIME AND WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART NOTWITHSTANDING TENDER OF PAYMENT OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE NUMBER OF SECURITIES SUBSCRIBED FOR BY SUCH INVESTOR.

THE OFFERING PRICE OF THE CLASS B SHARES BEING OFFERED FOR SALE HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

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ADVICE OF FORWARD-LOOKING STATEMENTS

Certain statements in this Offering Circular constitute forward-looking statements. When used in this Offering Circular, the words “may,” “will,” “should,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “expect,” “continue,” and similar expressions or the negatives thereof are generally intended to identify forward-looking statements.

These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. Such statements, including the intended actions and performance objectives of the Company, involve known and unknown risks, uncertainties, and other important factors that could cause the actual results, performance, or achievements of the Company to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. No representation or warranty is made as to future performance or such forward-looking statements. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectation with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those that we anticipate and that are expressed or implied by the use of such forward-looking statements and, for many reasons, are subject to certain risks. All forward-looking statements in this Offering Circular speak only as of the date of this Offering Circular, on the basis of information available to us (taking into consideration that certain information is unknown or not available to us) as of the date hereof. We assume no obligation, except as required by law, to update any forward-looking statement or information contained in this Offering Circular.

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ITEM 2.

4

ITEM 3.

SUMMARY OF OFFERING

This Summary of Offering highlights information contained elsewhere in this Offering Circular and does not contain all of the information you should consider before investing in the Class B Shares. Before making an investment decision, you should read the entire Offering Circular carefully, including the “Risk Factors” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the financial statements and the notes to the financial statements. An investment in the Class B Shares presents substantial risks and you could lose all or substantially all of your investment. Furthermore, although the Company is offering the Class B Shares pursuant to the Securities Act registration exemption afforded by Regulation A under the Securities Act (“Regulation A”), the Company cannot guarantee that this Offering will not later be determined to require registration under the Securities Act and state securities laws.

Zero Labs Automotive, Inc. (the “Company,” “we,” “us” or “our”) was initially formed as Zero Labs Automotive, LLC, a Delaware limited liability company, on February 29, 2016. On June 11, 2019, Zero Labs Automotive, LLC was converted into a Delaware corporation, which then took on its current name.

The Company is hereby offering, for sale, on a “best efforts” basis, up to 1,000,000 Class B Shares in this Offering. As of the date of this Offering Circular, the Company’s securities have no public market, and no such public market may ever develop. An investment in the Class B Shares involves a high degree of risk. You should purchase Class B Shares only if you can afford to lose your entire investment. (See “Risk Factors,” beginning on page 6 of this Offering Circular.)

The Company will offer the Class B Shares for sale in this Offering until the earliest of (i) the 180th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Class B Shares offered by this Offering Circular in this Offering have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Class B Shares sold, and the amount of capital raised, in this Offering. The period during which the Company is offering Class B Shares for sale is referred to in this Offering Circular as the “Offering Period.” During the Offering Period, unless the terms of this Offering are revised, the Company is offering for sale to investors in this Offering, at $10 per Class B Share, up to 1,000,000 Class B Shares with an aggregate Offering Price of $10,000,000. (See “Plan of Distribution.”) In addition to this Offering, the Company is offering up to 356,817 additional Class B Shares eligible to be issued as Bonus Shares to investors based upon each investor’s investment level. Unless the Offering Period is terminated earlier in accordance with the second sentence of this paragraph, this Offering will end on the date on which the Company has accepted subscriptions for 1,000,000 Class B Shares. During the Offering Period (as it may be extended), investor funds, excluding any interest, will be promptly returned if subscriptions are rejected.

The minimum purchase per investor in this Offering is $1,000 (100 Class B Shares). Additional purchases may be made in multiples of $1,000 (100 Class B Shares). No person holding Class B Shares as of the date of this Offering Circular is selling them in this Offering.

Tier 2 Reporting Requirements

As the Company is conducting this Offering pursuant to Regulation A Tier 2, the Company will be required to file annual, semiannual, and current reports with the Commission on an ongoing basis after the Offering Statement’s qualification.

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RISK FACTORS

Investing in the Class B Shares involves a high degree of risk and many uncertainties. You should carefully consider the risks described below along with all of the other information contained in this Offering Circular, including our financial statements and the related notes, before deciding whether to purchase the Class B Shares. If any of the adverse events described in the following risk factors, as well as other factors which are beyond our control, actually occur, our business, results of operations and financial condition may suffer significantly. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks associated with the Company and its business model

The Company is still in a pre-market sales and product development stage and cannot guarantee that it will be able to grow to its next stage of product development and become profitable.

The Company is in a pre-market sales and product development stage. To date, all of the Company’s product sales have been made for the purposes of market confirmation and product development, not to generate revenue. As to these product sales, the Company has fulfilled only a limited amount of customer orders, and the revenue generated from the orders has helped fund the Company’s development of new product models. If it receives sufficient funding from this Offering, it hopes to sell its products on a large scale and at lower market prices. However, it cannot guarantee that it will be able to scale product sales even if this Offering yields sufficient funding. Many factors could impact the Company’s ability to scale product sales, including, without limitation, the public’s acceptance of its products, critical reviews, competing products on the market, the availability of distribution channels for its products, general economic conditions, and other tangible and intangible factors. Before investors subscribe for Class B Shares, they should consider the possibility, as an inherent risk in this Offering, that the Company will fail to become profitable. If the Company falls short of achieving economic success with the sale of its products, its financial performance will be adversely affected, perhaps materially, as would the potential value of the Class B Shares.

The Company operates within a highly competitive industry, and it cannot guarantee that it will maintain a robust financial position, relative to its competitors, in order to become profitable.

The Company competes with other businesses in the classic vehicle restoration and electrification industries, as well as those in the electric vehicle industries. Our competitors may include products from mass manufacturers such as Ford, VW or GM, or classic electric startups including Lunaz, Everrati, Zelectric Motors, Kindred Motorworks, Charge EV, or E.C.D. Automotive Design. We also generally compete with traditional classic electric conversion shops, startup classic electric firms, and do-it-yourself electric-vehicle conversion supply companies, mainly in the United States, Europe, and Australia. As mentioned above, because the Company’s business is still in a pre-market sales and product development stage, it is unable to guarantee that it will be able to successfully scale its product sales and generate revenue after this Offering’s completion or termination. Some of the Company’s competitors could be in a more advanced stage of development than the Company or have unknown products in development. Any failure on the part of the Company to maintain a robust financial position against these more established companies could adversely affect its ability to become profitable. If it is unable to compete effectively for any reason, including ineffective marketing and brand awareness efforts, its financial performance could be adversely affected, perhaps materially.

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The Company depends on key personnel to maintain its competitive position.

The ability of the Company to maintain its competitive position depends, to a large degree, on the services of the Company’s management team and managers. The loss or diminution in the services of members of the management team or an inability to attract, retain and maintain additional management personnel could have a material adverse effect on the Company’s financial performance. Competition for personnel with relevant expertise is intense because of the small number of qualified individuals, and that competition may seriously affect the Company’s ability to retain its existing management and attract additional qualified management personnel, which could have a significant adverse impact on the Company’s financial performance.

The Company may be unable to maintain brand awareness to the extent necessary to become profitable.

We believe developing and maintaining awareness of and consumer engagement with our brand in a cost-effective manner is critical to achieving widespread acceptance of our existing and future services and is an important element in attracting new customers and maintaining old customers. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide attractive products at competitive prices. Our efforts to build our brand will involve significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If our efforts to promote and maintain our brand are not successful, we may fail to attract enough new customers and maintain existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

The Company operates within risky sectors of the automobile industry.

Certain aspects of the electric vehicle and classic vehicle electrification sectors involve a substantial degree of risk. In particular, safety and sustainability are major considerations within these industry sectors. Repairing damage to custom electric vehicles may be more costly than to conventional mass-produced vehicles, and the replacement of battery units poses liability issues for manufacturers and suppliers. Defective electrical components pose fire threats. Environmental issues also pose a problem to manufacturers in the electric vehicle industry, as a higher demand for electric vehicles requires manufacturers to source or create sustainable supplies of specialized vehicle components and raw material to scale production. Within the classic vehicle electrification sector, the health risks are pronounced, with the removal of harmful toxins, such as lead and aged fluids, from older vehicles. Managing the aforementioned risks may result in increased expenses for businesses operating in the electric vehicle and classic vehicle electrification sectors and contribute, initially, to the risk of weaker financial performance. Before making an investment, investors should consider the risks inherent in the electric automobile and classic vehicle electrification sectors in which the Company operates.

The Company’s financial success depends upon our clientele’s reception of our products, which is difficult to predict.

The production and distribution of electric vehicles and electrically converted classic vehicles are inherently risky businesses because the revenues we derive and our ability to distribute our products depend primarily upon their acceptance by prospective clients. Their reception of our products is difficult to predict, making it a challenge to anticipate how successful our products will be at any point in time. In addition, our products’ commercial success also depends upon the quality and acceptance of competing products available or released into the marketplace at or near the same time. Other factors, including the availability of different vehicles (gas, diesel, hybrid) and growing competition for consumer discretionary spending may also affect our consumer base. Furthermore, the ability of our distribution channels to sell our products will impact the revenues we receive. Ultimately, reduced public acceptance of our products can affect all of our revenue streams and may adversely impact our results of operations.

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The Company’s financial performance depends, in part, on its ability to respond to and capitalize on rapid changes in consumer behavior resulting from new technologies and distribution platforms.

Technology in the electric vehicle and classic electrification sectors changes and improves rapidly. We must adapt to advances in technologies to ensure that our products remain desirable and widely available to consumers while protecting our intellectual property interests. The ability to anticipate and take advantage of new and future sources of revenue from these technological developments will affect our ability to continue to increase our revenue and expand our business. Similarly, we also must adapt to changing consumer behavior driven by technological advances. For instance, technological advances in bidirectional charging and in battery and charging infrastructure are becoming more prevalent. These technological advances may lead to heightened consumer expectations of electric vehicle performance and of the performance of classic vehicles which have been electrically converted, as this improved technology leads to more efficient and increased production of improved forms of electric vehicles on the market from our competitors. If we cannot ensure that our products are responsive to the demands of our target consumers and capitalize on technological advances, our revenues will decline and our financial performance may be adversely affected.

The Company’s financial performance depends on the ability of our suppliers to fulfill orders for the constituent parts of our products.

The Company relies on the availability of its suppliers for product components, especially as it looks forward to scale production of its products after the completion of this Offering. Such components include, without limitation, motors, motor inverters, battery packs, chargers, and more. The Company cannot guarantee that critical suppliers will be able to adequately fulfill all of its orders in the future. If they are unable to do so, the Company’s financial performance will be adversely affected.

Strikes and other union activity may negatively impact the Company’s financial performance.

The services of engineers, designers, researchers and other talent, trade employees and others that we and our suppliers engage are subject to collective bargaining agreements. If we or our suppliers are unable to renew expiring collective bargaining agreements, the affected unions could respond with strikes or work stoppages. Such actions, as well as significant labor disputes and higher costs associated with the negotiation of collective bargaining agreements, could adversely affect our business by causing delays in production and in release dates or by reducing our products’ profit margins.

The Company’s intellectual property rights could be unenforceable or ineffective, and the Company could be subject to claims for intellectual property infringement.

One of the Company’s most valuable assets is its intellectual property. Companies, organizations, or individuals, including competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with the Company’s ability to make, use, develop, sell, or market all or portions of its products, which would make it more difficult for the Company to operate its business. These third parties may have applied for, been granted, or obtained patents or trademarks that relate to intellectual property that competes with the Company’s intellectual property, thereby requiring the Company to develop or obtain alternative products, or obtain appropriate licenses for such products, which may not be available on acceptable terms or at all. Such a circumstance may result in the Company’s having to significantly increase development efforts and resources to redesign some of its products in order to safeguard the Company’s competitive edge against competitors in the same industry. There is a risk that the Company’s means of protecting its intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect the Company’s business or reputation, financial condition, and/or operating results.

From time to time, the Company may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge the Company to enter into licensing arrangements, which may not be available on reasonable terms. If the Company is determined to have infringed upon a third party’s intellectual property rights, the Company may be required to pay substantial damages; cease offering its products (or establish and maintain alternative branding); or seek a license, which may be unavailable or on terms that are financially unattractive, from the holder of the infringed intellectual property right

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The Company’s success depends on the performance of our directors, executive officers, and key employees, and the Company does not have key person life insurance policies on any such personnel.

Our success depends on the performance of our directors, executive officers and key employees and on our ability to retain and motivate them. The Company’s products also require the input of experts from different fields, such as engineers, designers, researchers, clean energy experts, among others. If these experts fail to provide adequate services to the Company, it may incur additional costs to compensate for that failure. Any loss of or inability to retain such highly qualified personnel could materially adversely affect the Company’s business, financial condition, cash flow, and results of operations. Further, although the Company relies on highly qualified personnel for its financial success, they are not covered by key person life insurance policies. In the event of their death or disability, the Company will not receive compensation to ameliorate the financial impact of their loss.

The Company faces third party liability exposure.

In order to distribute its products to its clientele, the Company often contracts with third parties. Despite its precautions and its third-party liability insurance, the occurrence of unforeseen events may result in the Company’s third-party liability and in losses associated with that liability.

Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be adversely affected and we may have to incur significant expenditures to address the additional operational and control requirements of such growth.

We may experience rapid growth in our sales and operations, which may place significant demands on our management, operational, and financial infrastructure. If we fail to manage this growth, the quality of our products could suffer, which could negatively affect our brand and operating results. Improvements to the Company’s operational, financial, and management, as well as its reporting systems and procedures, will have to be implemented to manage such growth. Such improvements may require significant capital expenditures and require valuable management resources. Furthermore, if such improvements are not implemented successfully, our ability to manage potential growth could be impaired and additional expenditures may have to be made to address such impairments. Investors should consider the possibility of the Company’s rapid growth as well as the adverse impact that may result of such growth is not managed successfully.

The Company is in default on its convertible notes.

The Company issued convertible notes in the sum of $1,096,000 (the “Convertible Notes”) in a round of seed fundraising in 2021. All of the Convertible Notes carry maturity dates of between September through December 2023. The Company has yet to pay off any of the Convertible Notes. The holders of a majority of the outstanding principal amount of the Convertible Notes are entitled under the Convertible Notes’ documentation to demand the payment of all principal and unpaid interest on the matured Convertible Notes on the dates of their maturity. Since the Convertible Notes are past maturity, the Company is vulnerable to having to pay the holders of the Convertible Notes the principal and unpaid interest on the Convertible Notes, which would adversely affect the liquidity of the Company and could disrupt its operations.

Risks associated with this Offering and the Class B Shares

The Company is unable to provide assurances that it will successfully raise the funds necessary to achieve its desired use of the proceeds.

Although the Company is attempting to raise $10,000,000 in this Offering, it is engaging in this Offering on a “best efforts” basis and, therefore, it is not obligated to sell all or any portion of the targeted amount. The Company may close on one or more subscriptions for the Class B Shares, and may immediately begin using the proceeds of such subscriptions, without regard to the amount raised before any such closing. Because the Company cannot ensure that it will be able to (or that it will decide to) sell any given number of Class B Shares offered for sale in this Offering, the Company could terminate this Offering on sales of substantially less than $10,000,000 – or perhaps on no sales at all. If the Company decides to terminate this Offering before it has sold all the Class B Shares initially offered for sale, it will in all likelihood be unable to apply the amount raised in the manner it desires.

Even if the Company sells all the Class B Shares in this Offering, it may need substantial additional capital to fund working capital needs. There can be no assurance that additional financing will be available to the Company on commercially reasonable or acceptable terms, or at all. As described above, the Company owes a principal balance of $1,096,000, together with unpaid accrued interest, on the Convertible Notes, which were issued in 2021. Either this debt obligation, or the incurrence of additional debt in the future, could increase the risks associated with the Company’s business and with owning the Class B Shares.

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No independent valuation of the Company has been performed in determining the terms of this Offering.

Although the Company has made an internal assessment of its valuation, it has not sought or obtained an independent valuation that would enable it to determine the terms of this Offering. The Company has determined the Offering Price from comparing current market companies and from sales requests. Therefore, the Offering Price does not necessarily bear any relationship to the Company’s assets, earnings, book value, net tangible value, or other generally accepted criteria of value for investment. The Offering Price is higher than the net tangible book value per share of the Company’s two classes of common stock (collectively, the “Common Stock”) immediately before the commencement of this Offering; and even with the inflow of gross proceeds of $10,000,000 in capital if this Offering is fully subscribed, the net tangible book value per share of the Common Stock immediately after the conclusion of this Offering will still be less than the Offering Price.

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors in this Offering.

Certain investors in this Offering are entitled to receive additional Class B Shares (effectively a discount on price per share) based on the amount invested. The number of Bonus Shares will be determined by the amount of money investors invest in this Offering and will effectively act as a discount to the price at which the Company is offering its stock. For example, an investor who invests $5,000 in this Offering (or $5,225 including the Transaction Fee) is eligible for 5% Bonus Shares. Accordingly, that investor would receive 500 of the Company’s Class B Shares plus an additional 25 Bonus Shares, effectively purchasing 525 Class B Shares for the same price paid for 500 Class B Shares or effectively paying a per share price of $9.52 (not including the Transaction Fee). For more details, including all of the Bonus Shares being offered, see “Plan of Distribution.” Consequently, the value of shares of investors who invest less than $5,000 will be immediately diluted by investments made by investors entitled to receive the Bonus Shares, who will effectively pay a lower price per share.

Investors will experience immediate and substantial dilution as a result of this Offering and an investor’s ownership interest could be significantly diluted in the future.

Investors will incur immediate and substantial dilution as a result of this Offering. Assuming all of the Shares of Common Stock offered by the Company herein are sold and the maximum number of Bonus Shares issued, the purchasers in this Offering will lose a 27.7% (not including the Transaction Fee) portion of the value of their Class B Shares purchased. (See Item 4 below titled “Dilution.”)

Additionally, an investor’s ownership interest in the Company may be subject to future dilution. The Company may, and most likely will, need to raise additional capital in the future. In connection with raising such capital, the Company may issue additional Class B Shares, Class A Shares (as defined below) or other securities (which may include preferred stock with liquidation, distribution, voting or other preferential rights that are senior to the rights of the Class B Shares). Finally, the Convertible Notes will convert automatically in this Offering to Class B Shares upon satisfaction of the Conversion Trigger Condition, thereby diluting the equity interest of investors that purchase Class B Shares in the Cash Offering.

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The Company may also enter into strategic partnerships or acquisitions in the future in connection with which it may need to issue additional Class B Shares or other securities, and it may issue additional Class B Shares, Class A Shares or other securities to existing or future officers, directors, employees and consultants as compensation or incentives. As a result of the foregoing, a purchaser of Class B Shares in this Offering could find its interest in the Company diluted in the future through a decrease in the purchaser’s relative percentage ownership of the Company.

Voting control is in the hands of one stockholder.

Voting control of the Company is concentrated in the Company’s holding company, Zero Labs Group, LLC, which, as of the date of this Offering Circular, holds 100% of the shares of the Company’s Class A common stock (“Class A Shares”), the only class of the Company’s securities that entitles its holder to voting rights (specifically, one vote per share). In contrast, the Class B Shares convey no voting rights (except to the extent otherwise provided under applicable state corporation law). The Company’s CEO and founder, Adam Roe, owns 100% of the membership interests in Zero Labs Group, LLC.

Even if this Offering is fully subscribed, upon its completion investors will hold no voting power in the Company. Investors in the Class B Shares will have no power to influence the Company’s policies or any other corporate matter, including the election of directors; changes to the Company’s governance documents (with limited exceptions); the expansion of any employee equity or option pool; any merger, consolidation, sale of all or substantially all of our assets; or any other major action requiring stockholder approval. See “Securities Being Offered.” Zero Labs Group, LLC – and, ultimately, its owner, Mr. Roe – will make all major decisions regarding the Company. You will have no say in these decisions.

The Company may sell Class B Shares concurrently to certain investors on more favorable terms.

Certain investors may negotiate alternative terms for the purchase of Class B Shares. The Company is under no obligation to amend and restate any particular stock purchase agreement, subscription agreement, or other selling document based on subsequent agreements executed with the Company on different terms or to notify investors of any alternative terms, including any that may be more favorable for certain investors.

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ITEM 4.

DILUTION

Dilution (also known as stock or equity dilution) results when a company’s issuance of additional shares of stock decreases an existing stockholder’s ownership percentage of that company. Stock dilution can also result from the exercise of a company’s stock options or other optionable securities by their holders, which may include the company’s employees. When the number of shares outstanding increases, each existing stockholder owns a smaller, or diluted, percentage of the company. Stock dilution may result from a company’s issuance of shares of stock to obtain additional capital. Future sales of a substantial number of shares of our Common Stock in the public market could adversely affect the Class B Shares’ then-prevailing market price (if any), as well as our ability to raise equity capital in the future.

Dilution can also result from a company’s arbitrary determination of the offering price of shares of stock being offered and sold to investors. In the case of this Offering, because there is no established public market for the Class B Shares, the Offering Price and other terms and conditions relating to the Class B Shares have been determined by the Company arbitrarily and do not bear any necessary relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the Offering Price or its fairness to investors.

The Company may issue up to 356,817 Class B shares as Bonus Shares in this Offering. The Bonus Shares will be issued without any additional consideration received by the Company. If the Company issues the maximum amount of Bonus Shares available in this Offering, the effective cash price per share paid by investors in this offering (excluding the Transaction Fee) would be $7.23. Assuming all of the Class B shares offered by the Company herein are sold and the maximum number of Bonus Shares are issued, the purchasers in this Offering will lose approximately 27.7% (excluding the Transaction Fee) portion of the value of their purchased Class B Shares.

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From time to time after the termination of this Offering, we may issue additional Class B Shares to raise additional capital for the Company. Any such issuances may result in dilution of the interests of then existing stockholders, including investors in this Offering. If in the future the number of Class B Shares outstanding increases, each existing stockholder will own a smaller, or diluted, percentage of the Company, which, depending on the amount of capital raised by the issuance of the additional Class B Shares, could render the Class B Shares then held by stockholders less valuable than before the new issuance. Dilution may also reduce the value of existing Shares by reducing the Common Stock’s earnings per share. The Company cannot guarantee that investors in this Offering will not, in the future, experience dilution of their interests in the Class B Shares.

ITEM 5.

PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we have filed with the Commission, using a continuous offering process. Periodically, if we have material developments, we will provide an Offering Circular supplement or, after qualification of the Offering Statement, a post-qualification Form 1-A amendment that, in each case, may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement or in a post-qualification amendment. The Offering Statement we have filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular, the related exhibits filed with the Offering Statement, and any Offering Circular amendments (whether made by supplement or by a post-qualification amendment), together with additional information contained in the annual reports, semi-annual reports and other reports and information statements that we will file periodically with the Commission.

The Company is offering for sale up to 1,000,000 Class B Shares, at a fixed cash price of $10 per share (this “Offering”) through DealMaker Securities LLC, a broker-dealer registered with the Commission and admitted to membership in the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). This Offering is being conducted on a “best efforts” basis and is not conditioned on the sale of any minimum number of Class B Shares. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales. No stockholder of the Company is selling Class B Shares in this Offering. If investors purchase all of the Class B Shares we are offering, our gross proceeds will be $10,000,000.

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Offers and sales of the Class B Shares in this Offering will commence within two calendar days after the Qualification Date. This Offering will be made in the United States in as many as all fifty (50) states. It will end on the earliest of (i) the 180th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Class B Shares offered by this Offering Circular in this Offering have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Class B Shares sold, and the amount of capital raised, in this Offering. The Company has the right to terminate this Offering at any time, regardless of the number of Class B Shares that have been sold in this Offering.

No investor purchasing Class B Shares will have any assurance that other purchasers will invest in this Offering. Once Class B Shares are subscribed for, subscription funds will become available to us and may be transferred by the Company directly from our administrative account into our operating account for use as described in “Use of Proceeds” as set forth herein. Once subscriptions are accepted during the Offering Period, subscribers have no right to a return of their funds and could lose their entire investment. If the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

Bonus Shares; Discounted Price for Certain Investors

Certain investors in this Offering are eligible to receive additional Class B shares (“Bonus Shares”, functioning effectively as a discount on price per share) for their purchased shares. Investors are eligible to receive the following Bonus Shares based on the amount of their investment:

●	Invest between $5,000 – $9,999 and receive 5% Bonus Shares

●	Invest between $10,000 – $49,999 and receive 10% Bonus Shares

●	Invest between $50,000 – $99,999 and receive 15% Bonus Shares

●	Invest between $100,000 – $249,999 and receive 20% Bonus Shares

●	Invest between $250,000 – $499,999 and receive 25% Bonus Shares

●	Invest $500,000 or more and receive 30% Bonus Shares

The award of Bonus Shares effectively gives qualifying Investors a discount on the Class B Shares they purchase in this Offering. Fractional shares will not be distributed, and Bonus Shares will be determined by rounding down to the nearest whole share. For example, an investor who invests $5,000 in this Offering (or $5,225 including the Transaction Fee) is eligible for 5% Bonus Shares. Accordingly, that investor would receive 500 of the Company’s Class B Shares plus an additional 25 Bonus Shares, effectively purchasing 525 Class B Shares for the same price paid for 500 Class B Shares or effectively paying a per share price of $9.52 (not including the Transaction Fee). The Company has made 356, 817 Bonus Shares available in this Offering.

The Company reserves the right to discontinue offering Bonus Shares if advisable for business or regulatory purposes.

Commissions and Discounts

The following table shows the maximum discounts, commissions, and fees payable to the Broker and its affiliates, as well as certain other fees, in connection with this Offering by the Company and the selling stockholders, assuming a fully subscribed offering. The table below does not reflect Transaction Fees payable by investors to the Company, which will offset a portion of the consulting, processing, and technology fees shown in the table. Actual fees are anticipated to be lower than the maximum shown below.

	Per Class B Share	Total
Public offering price	$10	$10,000,000
Anticipated maximum broker commissions	$0.11	$104,500
Anticipated consulting, processing, and technology fees	$0.39	$396,500
Proceeds, before other expenses	$9.50	$9,500,000

Other Terms

The aggregate fees payable to the Broker and its affiliates are described below. The Broker, a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide the following administrative and compliance related functions in connection with this Offering:

Administrative and Compliance Related Functions

The Broker will provide the compliance and consulting services in connection with this Offering:

●	Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing the Company with information on an investor to enable the Company to determine whether to accept the investor into this Offering.

●	If necessary, discussing with the Company additional information or clarification on a Company-invited investor.

●	Coordinating with third party agents in connection with performance of services.

The aforementioned services will not include providing any investment advice or any investment recommendations to any investor. When we signed an engagement agreement (the “DealMaker Order Form”) with DealMaker, we paid the Broker a $25,000 advance against accountable expenses anticipated to be incurred in this Offering (refundable to the Company to the extent of expenses not actually incurred by the Broker), and we have agreed to pay the Broker a cash commission equal to one percent (1%) of the amount raised in this Offering, including the Investor Transaction Fee.

In the event of a fully subscribed offering, total fees payable to Broker shall not exceed $129,500 (1.295%).

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Technology Services

The Company has engaged DealMaker to create and maintain the online subscription processing platform for this Offering.

After the Commission’s qualification of the Offering Statement, this Offering will be conducted using the online subscription processing platform of DealMaker at www.invest.zerolabs.com, on which investors may receive, review, execute and deliver subscription agreements electronically and pay the purchase price through a third-party processor by ACH debit transfer, wire transfer or credit card to an account we designate. No escrow has been established for this Offering. Closings will take place upon our acceptance of investors’ subscriptions.

For these services, we have agreed to pay DealMaker:

●	a $10,000 Platform Setup fee of $10.000;

●	a monthly platform hosting and maintenance fee of $2,000, not to exceed a maximum fee of $24,000;

●	usage fees described in the DealMaker Securities Order Form of the Broker-Dealer Agreement (the “Broker-Dealer Agreement”) with DealMaker, filed as Exhibit 1.1, including $15 per electronic subscription package completed and $15 per funded investor; and

●	Payment processing expenses, which will vary according to the method of the investor’s payment, examples of which are payment processing fees ranging between 1.0% and 4.5%, and some ancillary payment refund ($50), payment failed ($5), and reconciliation report ($250) fees, as set forth in greater detail in the DealMaker Order Form.

For the usage fees and payment processing fees described above the maximum amount of compensation for those services will be $430,500 (4.305%).

In the event of a fully subscribed offering, total fees payable to Broker and affiliates shall not exceed $560,000 (5.6%).

Transaction Fee

At the time of each subscription, the related investor in this Offering will be required to pay the Company a 4.5% investor processing fee (“Transaction Fee”), up to a maximum of $450 per investor, on the first $10,000 of the investor’s purchase of Class B Shares, to help offset certain transaction expenses, including payment-processing expenses, for which the Company is required to pay or reimburse DealMaker and other affiliates of the Broker.

The Company has also engaged DealMaker Transfer Agent LLC (the “Transfer Agent”), an SEC-registered securities transfer agent and an affiliate of the Broker, to act as its transfer agent for the Class B Shares. The Transfer Agent will maintain stockholder information on a book-entry basis. There are account setup fees of $2,500. Any additional fees are associated with the number of shareholders, share issuances, and any additional corporate actions instituted by the company and processed by Transfer Agent.

Subscription Procedures

In order to purchase the Class B Shares, a prospective investor must complete, sign, and deliver to the Company a subscription agreement (in the form attached as Exhibit 4.1 to the Offering Statement). Each investor will be required to use DealMaker’s technology in completing and executing the subscription agreement on the Company’s website. Investors must subscribe by tendering funds via wire, credit card, debit card or ACH only and checks will not be accepted.

The Company may close on investments on a “rolling” basis, such that not all investors will receive their Class B Shares on the same date. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription and the Company has accepted the subscription. At that point, funds may be released to the Company. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days). The Company will be responsible for payment processing fees. The Company reserves the right to reject any investor’s subscription in whole or in part for any reason or no reason. If any prospective investor’s subscription is rejected, all funds received from that investor will be returned without interest or deduction.

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The Broker has not investigated the desirability or advisability of investment in the Class B Shares, nor has it approved, endorsed, or passed upon the merits of purchasing the Class B Shares. The Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. The Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Because the Broker’s anticipated role in this Offering is limited, it has not conducted and will not conduct extensive due diligence of this Offering, and no investor should rely on the Broker’s involvement in this Offering as a basis for a belief that it has done extensive due diligence. The Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or this Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we may use additional advertising, sales, and other promotional materials in connection with this Offering. Such materials may include public advertisements and audio-visual materials, in each case only as authorized by the Company. Although any such materials will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class B Shares, such materials may not give a complete understanding of this Offering, the Company or the Class B Shares and are not to be considered part of this Offering Circular. This Offering is made ONLY by means of this Offering Circular, and prospective investors must read and rely only on the information provided in this Offering Circular in connection with their decision to invest in the Class B Shares.

Investment Limitations

Generally, no sale may be made to a natural person in this Offering if the aggregate purchase price paid is more than 10% of the greater of that person’s annual income or net worth (or, in the case of an investor that is not a natural person, if the aggregate purchase price paid is more than 10% of the greater of that person’s revenues or net assets for its most recently completed fiscal year end). Investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act.

Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit www.investor.gov.

The above noted investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 under the Securities Act.

A natural person is an accredited investor if he/she meets one of the following criteria:

●	his or her individual net worth,[1] or joint net worth[2] with the investor’s spouse or spousal equivalent, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and he or she has no reason to believe that that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the investor’s residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth;

●	he or she has individual annual income in excess of $200,000 in each of the two most recent years, or joint annual income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year; or

●	he or she holds, in good standing, the Series 7, Series 65, or Series 82 license certified by FINRA.

[1]	A natural person’s net worth is defined as the difference between total assets and total liabilities. The calculation must exclude the value of the person’s primary residence and may exclude any indebtedness secured by that residence (up to an amount equal to its value). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Class B Shares.

[2]	For the purposes of calculating “joint net worth” in the bullet-point paragraph above, joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent. Assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard above does not require that the securities be purchased jointly.

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A business entity or other organization is an accredited investor if it is any of the following:

● a corporation, limited liability company, exempt organization described in Section 501(c)(3) of the Internal Revenue Code, business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

● an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

● a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, and whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act;

● certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, registered investment companies, registered investment advisers; investment advisers relying on certain registration exemptions, and “rural business investment companies”;

● any private “business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (the “Advisers Act”);

● any family office as defined in Rule 202(a)(11)(G)-1 under the Advisers Act with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment (any such family office, “Family Office”);

● any family client, as defined in Rule 202(a)(11)(G)-1 under the Advisers Act, of a Family Office and whose prospective investment in the issuer is directed by such Family Office;

● any entity, of a type not listed above, which was not formed for the specific purpose of acquiring the securities offered, and which owns investments in excess of $5,000,000; or

● any entity in which all of the equity owners are accredited investors.

Under Rule 251 of Regulation A, an investor that is neither an accredited investor nor a natural person is subject to the investment limitation and may invest funds only to the extent that they do not exceed 10% of the greater of the purchaser’s revenue or net assets for the purchaser’s most recently completed fiscal year end. A natural person that is not an accredited investor may invest funds only to the extent that they do not exceed 10% of the greater of the purchaser’s annual income or net worth.

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As described above, in order to purchase Class B Shares and before the Company may accept any funds from an investor, the investor will be required to represent, to the Company’s satisfaction, that he, she, or it is either an accredited investor or in compliance with the investment limitation described in the second preceding paragraph.

The Company, subject to compliance with Rule 255 under the Securities Act and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, television and the Internet. We have plans to solicit investors using the Internet through a variety of existing Internet advertising mechanisms, such as search-based advertising, search engine optimization and our website. We will offer the Class B Shares (i) as permitted by Rule 251(d)(1)(ii), whereby offers may be made after the Offering Statement is filed with the Commission but before it is qualified, provided that any written offers are made by means of a preliminary offering circular that complies with Rule 254 and (ii) as permitted by Rule 251(d)(1)(iii), whereby offers may be made after the Qualification Date, provided that any written offers are accompanied with or preceded by the most recent Offering Circular filed with the Commission.

No sales will be made to any investor before the Offering Statement has been qualified by the Commission and a final Offering Circular has been made available to that investor.

Before we accept any investment funds or any subscription agreements, we will determine the states in which the prospective investors reside. Subject to the Company’s right to reject any investor’s subscription in whole or in part for any reason or no reason, we will process investments on a first-come, first-served basis, up to the maximum aggregate offering amount of $10,000,000.

ITEM 6.

USE OF PROCEEDS

We are offering for sale up to 1,000,000 Class B Shares, subject to the conditions set forth in “Securities Being Offered,” each Class B Share having a fixed cash price of $10. Because of the Company is not conditioning this Offering on the sale of any minimum number of Class B Shares, we will retain the proceeds from the sale of any of the offered Class B Shares. This Offering is being conducted on a “best efforts” basis through a registered broker-dealer that is admitted to membership in FINRA and SIPC. (See “Plan of Distribution.”)

Offers and sales of the Class B Shares in this Offering will commence within two calendar days after the Qualification Date. This Offering will end on the earliest of (i) the 180th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Class B Shares offered by this Offering Circular in this Offering have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Class B Shares sold, and the amount of capital raised, in this Offering. If all of the Class B Shares offered in this Offering are purchased by investors, our gross proceeds will be $10,000,000. The following illustrates the Company’s estimated application of proceeds. As a point of comparison, we have added a column that assumes the sale of half of the offered Class B Shares (i.e., 500,000 Class B Shares) during the Offering Period.

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Please see the table below for a summary of the Company’s intended use of proceeds from this Offering:

	$5,000,000 Comparative	% Allocation @ $5,000,000	$10,000,000 Maximum	% Allocation @ $10,000,000

Operations and facilities	$785,000	15.70%	$1,627,000	16.27%
Growth of fabrication and manufacturing team	$693,000	13.86%	$1,436,000	14.36%
High voltage technology manufacturing	$647,000	12.94%	$1,340,000	13.40%
Product development and procurement	$647,000	12.94%	$1,340,000	13.40%
Scale micro-factory and tooling	$601,000	12.02%	$1,244,000	12.44%
E-commerce, sales/marketing campaigns, content and customer acquisition	$508,000	10.16%	$1,053,000	10.53%
Growth of key executive and engineering team	$601,000	12.02%	$1,244,000	12.44%
Certification and testing	$139,000	2.78%	$287,000	2.87%
Subtotals	$4,621,000	92.42%	$9,571,000	95.71%

Offering Expenses (Cash Component)
Broker Commission	$52,250	1.05%	$104,500	1.05%
Advance to the Broker against anticipated accountable expenses	$25,000	0.50%	25,000	0.25%
Launch fee and digital marketing fees	$150,000	3.00%	150,000	1.50%
Platform setup fee to the Broker’s affiliates and monthly subscription fees for use of DealMaker’s platform	$34,000	0.68%	34,000	0.34%
Anticipated consulting, processing, and technology fees	$198,250	3.97%	$396,500	3.97%
Estimated Accounting and Audit Fees	$23,000	0.46%	$23,000	0.23%
Estimated Legal Fees	$80,000	1.60%	$80,000	0.80%
Estimated Blue Sky Compliance Fees and Expenses	$20,000	0.40%	$20,000	0.20%
Estimated EDGARization Fees	$5,000	0.10%	$5,000	0.05%
Transfer Agent Set up Fee	$2,500	0.05%	$2,500	0.025%
Transfer Agent Fees	$2,500	0.05%	$2,500	0.025%

Totals	$5,000,000	100%	$10,000,000	100%

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The above table is intended to provide an overview of the contemplated application (or use) of proceeds over time (approximately 12 months) as a function of the success of this Offering’s capital raise.

Assuming a raise of $5,000,000, representing 50% of the maximum offering amount, the net proceeds of this Offering would be approximately $4,621,000 after subtracting estimated offering costs of $52,250 to the Broker in cash commissions, $23,000 in estimated accounting and audit fees, $80,000 in estimated legal fees, $20,000 in blue sky compliance fees and expenses, and $5,000 in estimated EDGARization fees.

Assuming a maximum raise of $10,000,000, the net proceeds of this Offering would be approximately $9,571,000 after subtracting estimated offering costs of $100,000 to the Broker in cash commissions, $23,000 in estimated accounting and audit fees, $80,000 in legal fees, $20,000 in estimated blue sky compliance fees and expenses, and $4,995 in estimated EDGARization fees.

The Company reserves the right to change the above use of proceeds.

ITEM 7.

DESCRIPTION OF BUSINESS

Overview of the Company

The Company was initially formed as Zero Labs Automotive, LLC, a Delaware limited liability company, on February 29, 2016. On June 11, 2019, Zero Labs Automotive, LLC was converted into a Delaware corporation, which then took on its current name, Zero Labs Automotive, Inc.

The Company has been in a pre-market and product development phase since 2020. As of the date of this Offering Circular, the Company has sold a limited number of classic electric vehicles (“Premium Classic Electric Vehicles”) and classic-vehicle electric platforms (the “Classic Vehicle Electric Platform”) for product confirmation and development purposes, rather than for revenue generation. With the proceeds of this Offering, the Company hopes to scale product sales and increase profitability.

Our Premium Classic Electric Vehicles are “complete builds” (i.e., not only conversions of existing vehicles), designed to be low maintenance and environmentally friendly and to offer superior luxury and refinement. The complete-build vehicles are available in multiple formats and models and include sourcing of an original Classic Electric Ford Bronco 1st Generation, the Classic Electric Land-Rover Series II and III 109 Wagon, the Classic Electric Ford F-Series (Sixth-Generation and Fourth-Generation), the Classic Electric Land-Rover Defender 110 Series, the Classic Electric Jeep Wagoneer, the Classic Electric Toyota FJ60/62, the Classic International Scouts, and many others. We also launch new scale models every year. Each of these electrically powered classic vehicles features lightweight aluminum bodywork, which protects the vehicle’s electronics from salt and sun. Vehicle finishes, all rust-protected, are UV-, stain-, mold-, and mildew-resistant. Our focus is on offering popular models with abundant supply, such as unaltered classic 4x4 SUVs, trucks, “muscle cars,” as well as other models that are already in the market.

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Zero Labs classic-vehicle electric platform (the “Zero Labs Electric Platform”) is the world’s first complete electric platform specifically designed to transform beloved classic gasoline and diesel vehicles into clean energy alternatives that do not degrade the environment. After over seven years of engineering and testing this technology in all 2020/2021 full vehicle rebuilds, we are proud to offer electric platforms that are designed to transform four gasoline and diesel vehicle formats, including classic 4x4s, classic “muscle cars,” classic two-door coupes, and classic pickup trucks. Because the Zero Labs Electric Platform is a part of every build, customers can keep the features they love about their classic vehicles and exclude the features they find to be of little value practically or aesthetically. Significantly, customers can enjoy a classic ride without negatively impacting the environment for future generations. The Zero Labs Electric Platform conversions are available in a variety of vehicle formats and are custom-built to order, with pricing based on customization and options chosen. Final specifications and a full list of available model sizes prior to manufacturing may be found on our website, https://zerolabs.com (whose contents do not constitute part of this Offering Circular).

Business Plan

The Company plans to scale its production of a range of Premium Classic Electric Vehicles and Classic Vehicle Electric Platforms. The Company strives to leverage existing commercial supply chains where possible to accelerate “time to market” and to ensure that it can offer vehicles at competitive price points.

The Company’s Products and/or Services

Product / Service	Description	Current Market
Premium Classic Electric Vehicles	Electrically powered classic vehicles	Rapidly growing global market for electrified classics, which largely focuses on traditional conversion methods which are often limited by time, quality, performance, and safety.

ZLABS Classic Vehicle Electric conversion Platform	A complete electric platform specifically designed to transform classic gasoline and diesel vehicles into clean energy alternatives.	Current market utilizes traditional DIY methods that require significant time and technical expertise to install often at great cost and loss of performance.

The Competitive Landscape

The Company competes with other businesses in the classic vehicle restoration and electrification industries, as well as those in the electric vehicle industries. Our competitors may include products from mass manufacturers or classic electric startups. Our competition includes traditional classic electric conversion shops, startup classic electric firms, and do-it-yourself electric-vehicle conversion supply companies mainly in the United States, Europe, and Australia.

Sources of Revenue

The Company derives its revenue from sales of (i) its Premium Classic Electric Vehicles and (ii) its Zero Labs Electric Platforms. The Company is prepared to sell approximately 500 to 1,000 Electric Vehicles each year and intends to sell approximately 100,000 Zero Labs Electric Platforms per year, directly to independent automobile repair shops and partners.

Supply Chain

The Company has established multiple strategic partnerships with top-tier motor, battery, specialized parts and high voltage electronics vendors across the globe to ensure the highest quality and performance of its electric vehicles. By collaborating with vendors renowned for their expertise and innovative technologies, the Company can offer cutting-edge products to meet the demands of the rapidly evolving electric vehicle market. Moreover, to mitigate any potential supply chain risks, the Company has established arrangements with alternative vendors for critical components, ensuring a robust supply chain network and minimizing disruptions in production. Additionally, the Company embraces the concept of local and in-house manufacturing, enabling it to leverage the strengths of each region, reduce logistics complexities, and strengthen its presence in local markets in periods such as Covid shutdowns. This commitment to a diversified and secure supply chain enhances the Company’s ability to meet customer expectations while maintaining its position as a leading player in the electric vehicle industry.

Intellectual Property

The Company possesses an extensive range of intellectual property, including over 4,000 new part designs; proprietary software and CAD models; multiple trademarks; ownership of proprietary tools; key vendor relationships; proprietary manufacturing methods; expertise in working with special materials; assembly methods; custom molds; advanced testing methods; and state-of-the-art assembly technology. These assets contribute to our ability to provide innovative and customized solutions that meet the diverse needs of our clients across various industries and offer greater protection against supply chain shutdown.

Application or Registration #	Title	Description	File Date	Grant Date	Country
5807240	ZEROLABS	IC 042. US 100 101. G & S: Automotive design services, not including design services for two-wheeled vehicles.	July 5, 2016	July 16, 2019	US
5697744	ZEROLABS	IC 037. US 100 103 106. G & S: Custom conversion services of land going vehicles, namely, automobiles, trucks, and vans to electric and alternative fuel propulsion systems.	July 5, 2016	March 12, 2019	US
5595947	ZEROLABS	IC 040. US 100 103 106. G & S: custom building of trucks.	February 17, 2015	October 30, 2018	US

The Company’s Team

As of the date of this Offering Circular, the Company employs 31 full-time employees. The Zero Labs team, cumulatively, has more than 130 years’ experience engineering brands in transportation and technology.

Legal Proceedings

From time to time, the Company may be involved in legal proceedings or may be subject to other claims against it. The results of legal proceedings and the resolution of claims cannot be predicted with certainty; but in either case, they could have an adverse impact on the Company’s business because of defense and settlement costs, diversion of resources and other factors.

On July 8, 2022, Zero Motorcycles, Inc. filed a complaint against the Company alleging trademark infringement despite the Company’s long-standing use of its registered trademarks. Zero Motorcycles formally withdrew its complaint in August 2023 and the case was dismissed without trial on September 7, 2023. Accordingly, the Company continues to use and maintain its registered trademarks, including a trademark registration that is now incontestable.

ITEM 8.

DESCRIPTION OF PROPERTY

The Company leases an office space located at 1535 Rosecrans Avenue, Gardena California 90249. As of the date of this Offering Circular, the Company owns no physical property.

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ITEM 9.

MANAGEMENT’S DISCUSSION

AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section regarding “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes a number of forward-looking statements that reflect the Company management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by the Company in this report and in its other reports filed with the Commission. Important factors currently known to the Company could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or any changes in the future operating results over time. The Company believes that its assumptions are based upon reasonable data derived from and known about its business and operations. No assurances are made that actual results of operations or the results of the Company’s future activities will not differ materially from its assumptions. Factors that could cause differences include, but are not limited to, expected market demand for the Company’s services, fluctuations in pricing for materials, and competition.

Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company” or “our Company” refer to Zero Labs Automotive, Inc., and its subsidiaries.

Business Overview

The Company was formed on February 29, 2016, initially as a limited liability company, Zero Labs Automotive, LLC. On June 11, 2019, the limited liability company was converted into a Delaware corporation, in the process changing its name to Zero Labs Automotive, Inc. A new limited liability company, Zero Labs Group, LLC, became the Company’s holding company and sole stockholder. The Company, based in Los Angeles, California, is an automotive and industrial design, technology, and engineering firm with a focus on developing premium classic electric vehicles. The Zero Labs team, cumulatively, has more than 130 years of experience engineering brands in transportation and technology.

The Company offers both direct-to-customer and commercial-partner solutions ranging from “complete build” classic electric vehicles to advanced conversion technology for existing vehicles, with an initial focus on what we believe to be the most iconic and exciting classic 4x4 SUVs, trucks and “muscle cars” in the world.

Operating Results

Year ended December 31, 2022 compared with year ended December 31, 2021

	Year ended December 31, 2022		Year ended December 31, 2021
Revenue		$606,681		$446,100
Cost of Revenue		$920,252		$639,769
Total operating expenses		$2,129,948		$2,770,486
Other income (expenses)		$(40)		$151,626
Interest expense		$75,890		$7,653
Income tax		$0		$0
Net Income (Loss)		$(3,159,906)		$(2,179,645)
Foreign currency exchange	$		$
Earnings per share, basic		$(0.45)		$(0.31)
Earnings per share, diluted		$(0.45)		$(0.31)

Period ended June 30, 2023 compared with period ended June 30, 2022

	Period ended June 30, 2023		Period ended June 30, 2022
Revenue		$185,358		$41,137
Cost of Revenue		$320,364		$-
Total operating expenses		$736,102		$378,710
Other income (expenses)		$89		$7
Interest expense		$9,876		$-
Income tax		$0		$0
Net Income (Loss)		$(1,847,777)		$(1,397,286)
Foreign currency exchange	$		$
Earnings per share, basic		$(0.26)		$(0.20)
Earnings per share, diluted		$(0.26)		$(0.20)

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Revenue

The Company generates revenue through the sale of Premium Classic Electric Vehicles and Zero Labs Electric Platforms.

For the fiscal year ended December 31, 2022, we had revenue of $606,681 compared to $446,100 in the fiscal year ended on December 31, 2021. The increase in net sales was due to continued payments against pre-production model developments from early clients.

For the period ended June 30, 2023, we had revenue of $185,358 as compared to $41,137 in the period ended on June 30, 2022. Zero Labs has been active in completing this generation of co-developed customer vehicles. This increase of revenue reflects customer payments against progress.

Cost of Revenue

During the year ended on December 31, 2022, our cost of revenue totaled $920,252. During the year ended on December 31, 2021, our cost of revenue totaled $639,769. Our revenue increased from December 2021 to December 2022 because of continued payments against pre-production model developments from early clients.

During the period ended on June 30, 2023, our cost of revenue totaled $320,364 as compared to no revenue for the period ended June 30, 2022. Our cost revenue increased from June 2022 to June 2023 as a result of Zero Labs R&D in preparing them for higher volume production models. Rather than investing heavily in development models, Zero Labs has taken the approach of developing models for customer delivery that also reflect very close to final production models to get real world feedback prior to scale manufacturing.

Operating Expenses

The Company’s operating expenses decreased from $2,770,486 in the year ended on December 31, 2021 to $2,129,948 in the year ended on December 31, 2022. Expenses decreased as a consequence of the continued use of investments made in prior years towards R&D technology, new manufacturing, and pre-production model development.

The Company’s operating expenses increases from $378,710 in the period ended June 30, 2022 to $736,102 in the period ended June 30, 2023. Expenses increases as a result of Increased payroll to accelerate vehicles production readiness.

Sales and marketing expenses

During the year ended on December 31, 2022, our sales expenses totaled $13,764. During the year ended on December 31, 2021, our sales expenses totaled $3,136. Sales expenses increased in 2022 because of press release expenses on new products.

During the period ended on June 30, 2023, our sales expenses totaled $4,022 as compared to $4,902 during the period ended June 30, 2022. Sales expenses decreased during the period ended June 30, 2023 as a result of Sales expenses are very limited due to the fact, we are very understaffed to support sales demand. As a result, more sales would only result in more delayed orders.

Other Income and Expenses

During the year ended on December 31, 2022, our interest expense was $75,890. During the year ended on December 31, 2021, we had an interest expense of $7,653.

For the year ended on December 31, 2022, we recorded other expenses of $40. For the year ended on December 31, 2021, we generated other income of $151,626.

During the period ended June 30, 2023, our interest expense was $9,876 as compared to no interest expense for the period ended June 30, 2022.

For the period ended June 30, 2023, we recorded other expenses of $89 as compared to $7 for the period ended June 30, 2022.

Income Tax

Income taxes were $0 for the years ended on December 31, 2022 and December 31, 2021.

Income taxes were $0 for the period ended June 30, 2023 and for the period ended June 30, 2022, we expect to incur no income tax liability.

Net Loss

The Company recorded a net loss of $3,159,906 for the year ended on December 31, 2022, compared to a net loss of $2,179,645 for the year ended on December 31, 2021. The increase in the net loss in 2022 was primarily due to continued operations through the Covid-19 pandemic, investment in advances in technology, new manufacturing and pre-production model development.

The Company recorded a net loss of $1,847,777 for the period ended on June 30, 2023as compared to a net loss of $1,397,286 for the period ended June 30, 2022. The increase in the net loss for the period ended June 30, 2023, was driven by a combination of factors, including ongoing operations during the COVID-19 pandemic, investments in technological advancements, increased payroll to prepare for production ready models, and the development of new manufacturing and pre-production models.

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Total Assets

For the year ended on December 31, 2022, we possessed assets totaling $2,135,582, primarily consisting of property and equipment, right-of-use assets, cash and cash equivalents, and other assets. For the year ended on December 31, 2021, we possessed assets totaling $1,553,286, primarily consisting of property and equipment, cash and cash equivalents, and other assets. This increase in assets in 2022 was primarily due to investment in advances in technology, new manufacturing and tools required pre-production model development.

For the period ended on June 30, 2023, we possessed assets totaling approximately $2,683,694, primarily consisting of property and equipment, right-of-use assets, cash and cash equivalents, and other assets. For the period ended on June 30, 2022, we possessed assets totaling approximately $2,685,620, primarily consisting of property and equipment, right-of-use assets, cash and cash equivalents, and other assets.

Total Liabilities

For the year ended on December 31, 2022, our liabilities totaled $2,295,590, primarily consisting of right-of-use liabilities, accounts payable, convertible notes, and other current liabilities. For the year ended on December 31, 2021, our liabilities, primarily consisting of convertible notes and other current liabilities, totaled $2,295,590, the same as in 2022.

For the period ended June 30, 2023, our liabilities totaled approximately $321,387, primarily consisting of right-of-use liabilities, accounts payable and other current liabilities. For the period ended June 30, 2022, our liabilities totaled approximately $281,954, primarily consisting of right-of-use liabilities, accounts payable and other current liabilities. The increase in liabilities for the period ended June 30, 2023 was as a result of temporary cash flow from credit with vendors. These do not reflect long term liabilities.

Net Cash Used in Operating Activities

Net cash used in operating activities was $2,745,091 for the year ended on December 31, 2022 and $1,722,470 for the year ended on December 31, 2021.

Net cashed used in operating activities was approximately $1,629,706 for the period ended on June 30, 2023 and approximately $1,350,965 for the period ended June 30, 2022.

Net Cash Flow Used in Investing Activities

For the year ended on December 31, 2022, net cash used in investing activities was $297,644. For the year ended on December 31, 2021, net cash used in investing activities was $114,252.

For the period ended on June 30, 2023, net cash used in investing activities was $1,629,705 as compared to the net cash used in investing activities of $1,350,965 for the period ended June 30, 2022.

Net Cash Flow Provided by Financing Activities

Net cash provided by financing activities was $2,780,988 for the year ended on December 31, 2022. Net cash provided by financing activities for the year ended on December 31, 2021 was $1,509,712.

Net cash provided by financing activities was $1,547,630 for the period ended on June 30, 2023. Net cash provided by financing activities was $1,283,788 for the period ended on June 30, 2022.

Equity and Debt Financing

The Company raised $1,096,000 from the issuance of the Convertible Notes in a round of seed fundraising in 2021. The issuance of Class B Shares pursuant to the conversion of the Convertible Notes (the “Notes Conversion”) will take place automatically when (if at all) the Company has accepted Class B Share subscriptions corresponding to total proceeds of not less than $5,000,000 in this Offering (the “Conversion Trigger Condition”). Upon the satisfaction (if at all) of the Conversion Trigger Condition, the Convertible Notes (and, specifically, their then-outstanding principal balance, together with all unpaid accrued interest thereon), will automatically convert into Class B Shares. The Convertible Notes, each of which has a term of 24 months and accrues simple (uncompounded) interest at a rate of 4% per annum, matured on dates in September through December 2023. Since the Convertible Notes have matured before satisfaction of the Conversion Trigger Condition, the holders of a majority of the outstanding principal amount of the Convertible Notes are entitled under the Convertible Notes’ documentation to demand the payment of all principal and unpaid interest on the matured Convertible Notes on the dates of their maturity.

In December 2021, the Company also obtained $7,497 through the issuance of 5100 Class B Shares, upon the exercise of employee stock options.

As of the date of this Offering Circular, the Company has also received $8,548,055.99 in angel and seed funding from its founder and CEO, Mr. Roe.

In all of the foregoing cases, the funds raised were applied to the Company’s general corporate expenses .

Liquidity and Capital Resources

The proceeds from this Offering will be used to fund the Company’s operations and facilities; to scale the Company’s fabrication and manufacturing team; to fund product development and procurement; to fund high-voltage technology manufacturing; and to grow the Company’s key engineering and design team, among other allocated uses. See “Use of Proceeds.”

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As of December 31, 2022, the Company had a current ratio of 1.2 and operating expenses of $115,167. If this Offering is fully subscribed, the Company expects to be able to meet anticipated cash operating expenses and capital expenditures for a period of at least 12 months after this Offering’s completion. The primary sources of the Company’s liquidity have been cash from Adam Roe, the Company’s founder, as an investment in the Company; from the issuance of convertible notes; and from pre-production vehicle sales. The Company also has potential access to additional sources of capital through institutional investments and production sales.

As of June 30, 2023, the Company had cash of $17,798 as compared to $116,910 as of June 30, 2022. The decrease was as a result of a negative balance in one of the cash accounts that reduced the total cash balance. The negative balance was a result of an accounting coding error. The actual cash balance was approximately $101,600.

After the completion of this Offering, the Company expects to have material capital expenditures. See “Use of Proceeds.”

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Revenue Trends

In 2020, the Company sold pre-production vehicle projects for an aggregate amount equal to approximately $3,000,000. Because of the manufacturing impact of the Covid-19 pandemic, the Company had to re-engineer many of the earlier designs, which were dependent on supply vendors that were no longer in business or had stopped selling critical components. In response to the supply chain issues, the Company significantly re-engineered many of the critical parts required for product development, thereby reducing supply chain risk. The Company’s classic electric platform architecture is now in use on all current client vehicles, substantially improving quality, development timelines, and modularity.

Sales during this three-year period involved a limited number of clients paying early market fees staged against progress, accounting for much of the development costs but not representing market prices or profitability, because the assembly of each vehicle called for significant R&D and revisions before completion. The average price for the Company’s current projects is approximately $355,000. Complete Premium Classic Electric Vehicles currently start at $250,000, with a target of 500-1000 units per year at a gross margin of 45%. The Zero Labs Classic Electric Platform, including conversion services, currently starts at $125,000, with a target price of $35,000-$55,000 and a target volume of 100,000 units per year, also at a gross margin of 45%.

Since its public launch in 2019, the Company has received requests for more than 77,500 vehicles and classic platforms, including signed customer letters of intent for more than 42,500 platforms from full vehicle customers, direct conversion customers, and potential global B2B aftermarket partners. The Company plans to move approximately 100-250 full-vehicle customers and approximately 100 B2B aftermarket partners into contract, after completion of this Offering, as soon as the Company’s staffing and facilities can support this sales volume.

Costs and Expenses Trends

The Company’s most significant recent trends in production include improved performance development and engineering of several complete pre-production classic models for use in full-vehicle development involving higher-than-normal expenses for R&D, engineering, testing, and improvement updates before readiness of the products for production scale. In 2023, the Company intends to complete and deliver all current pre-production vehicles by the summer, generating additional revenue of $1,300,000 from remaining balances. It also intends to sell 50 new complete electric vehicles at a starting price of $250,000 and a target gross margin of 45%, with production scheduled for 2024.

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Trend Information

Because more than 1.4 billion internal combustion vehicles are in use worldwide, concerns about global warming and potential future bans on such vehicles, together with the fact that tens of millions of them are in the high-value “classic” category, have driven significant demand for the Company’s electrification products and services. Future sales will likely involve significant cost reductions through scale, batch-purchase volumes, improved operating efficiency, outside scale suppliers, and simplicity in production models to help speed up production timelines.

Known trends may include an increase in business from high-net-worth customers, who may prefer premium higher price builds with added features, which may in turn increase vehicle prices to as much as $500,000, improving the Company’s profitability. Current pre-production customers may choose to purchase alternative models, or they may choose to sell currently owned vehicles, which we could then resell at a premium to other customers who wish to avoid waiting for newer models. Trends may also include private fleet conversions involving five or more of the same vehicle make and model. The Company expects this Offering to drive additional sales interest, with a priority given to key investors who may already be signed up as potential customers.

Demands will likely involve the development of additional models that require variations of new platform architecture, but the focus will be only on classic models with high market value and demand that can be reproduced and sold at scale to aftermarket specialists, many of which have already signed letters of intent expressing readiness to make such purchases.

ITEM 10.

DIRECTORS AND MANAGEMENT

The Company has a single director, Adam Roe, who also holds all executive offices but one (which is held by Neil Portus) and is employed full time. Mr. Roe’s and Mr. Portus’s positions and ages as of December 13, 2023, as well as the commencement of their respective terms of office, are as follows:

Name	Position	Age	Term of Office
Adam Roe	Chief Executive Officer, Treasurer, Secretary, and Director	52	June 2019
Neil Portus	Fractional CFO	47	January 2023

As of the date of this Offering Circular, the Company is in a pre-revenue development stage and is planning to grow its leadership team once it successfully scales development of its products to a desirable volume after the completion of this Offering. The Company currently engages, on an as-needed basis, several outside financial advisors and a “fractional CFO,” who, collectively, devote approximately 10 hours per week to the Company’s business.

Executive Officers

Adam Roe

Adam Roe is the Company’s founder, CEO, Treasurer, and Secretary. He has founded and sold several companies and has made hundreds of technology innovations throughout his career, including Lunchbox, a large multi-office retail technology and marketing content agency that was acquired by WPP Group in 2015.

In addition to his corporate and technological accomplishments, Mr. Roe is also deeply involved in the automotive industry. He works with leading industry groups such as Specialty Equipment Market Association (SEMA) as a speaker, expert panelist, industry advisor, and new products judge. His commentary on the industry has regularly been featured in publications such as Esquire, GQ, Bloomberg, The Wall Street Journal, Top Gear, Robb Report, and Fast Company, among others.

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Neil Portus, CFA, CMA

Neil Portus is a fractional CFO and financial advisor to the Company. He is CFO and advisor for growth companies and a former equity analyst at Goldman Sachs in New York, where he covered consumer-retail stocks and helped to lead Zipcar’s $1.1 billion IPO. Previously, Neil was an equity analyst at Barclays Capital & Lehman Brothers and began his career at a boutique investment bank where he helped to lead 15 advisory & financing transactions totaling $1.3 billion. He is a CFA charterholder and a Certified Management Accountant and received his MBA from the University of South Carolina.

Board of Directors

Adam Roe is the sole director of the Company’s board of directors (the “Board”).

Please see above for Mr. Roe’s biography.

Intended Staffing Developments

The Company intends to use funds from this Offering to expand its executive team, including (i) by hiring a Chief Operating Officer (COO) and a full-time Chief Financial Officer (CFO) and (ii) by increasing the size of its board of directors and adding new members. The funds will be allocated to attract experienced professionals who are expected to enhance operational efficiency, financial management, and strategic decision-making. By strengthening the Company’s leadership capabilities, we aim to navigate industry complexities, drive sustainable growth, and maximize shareholder value. We anticipate providing our stockholders with regular updates on the progress of these key executive hires, in an effort to ensure transparency and accountability in the process.

ITEM 11.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table indicates the annual compensation of each of the three highest-paid persons who were executive officers or members of the Board during the issuer’s last completed fiscal year:

Name	Capacities in which compensation was received	Cash compensation (2022)	Other compensation (2022)	Total compensation (2022)
Adam Roe	Chief Executive Officer	$0	$0	$0
Directors, collectively	Directors	$0	$0	$0

Mr. Roe received no compensation in the fiscal year ended on December 31, 2023 in his capacity as a member of the Board.

ITEM 12.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the information concerning the number of outstanding voting securities owned beneficially as of the date of this Offering Circular by (i) all Company executive officers and directors as a group, individually naming each director or executive officer who beneficially owns more than 10% of any class of the Company’s voting securities, and (ii) any other securityholder who beneficially owns more than 10% of any class of the Company’s voting securities.

Unless otherwise indicated, the stockholders listed below possess sole voting and investment power with respect to the shares of Common Stock they own.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Amount of beneficial ownership acquirable	Percent of class
Class A Common Stock(1)	Directors and executive officers as a group(2)	7,000,000	0	100%
Class A Common Stock	Zero Labs Group, LLC	7,000,000	0	100	%(2)

(1).	Holders of the Class A Shares are entitled to one (1) vote per share. (In contrast, except as otherwise provided by applicable state corporation law, holders of the Class B Shares have no voting rights.)

(2)	Mr. Roe, currently the sole director and the Chief Executive Officer of the Company, may be considered the beneficial owner of the Class A Shares owned directly by the Company’s holding company, Zero Labs Group, LLC, a Delaware limited liability company, whose address is 3230 Maplewood Avenue, Los Angeles, CA 90066. Mr. Roe owns 100% of the limited liability company membership interests in Zero Labs Group, LLC.

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Changes in Control

There are no present arrangements or pledges of any of our securities, equity or debt, that may result in a change in our control.

Legal and Disciplinary History of Our Executive Officers and Directors

None of our executive officers or directors have any legal or disciplinary history.

ITEM 13.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.

The Company has not been, nor is to be, a participant in any transaction or any currently proposed transaction during the period from January 1, 2022 through the date of this Offering Circular (i) in which any ZL Related Person had or is to have a direct or indirect material interest (other than the ZL Related Person’s Company compensation, which is described under “Compensation of Directors and Executive Officers”), and (ii) in which the amount involved in the transaction exceeded or will exceed the lesser of (1) $120,000 and (2) one percent of the average of the Company’s total assets at year-end for the Company’s last two completed fiscal years. For purposes of the preceding sentence, a “ZL Related Person” is (A) any director or executive officer of the Company, (B) any nominee for election as a director of the Company, (C) any person who beneficially owns more than 10% of any class of the Company’s voting securities, (D) any promoter of the Company or any immediate family member of any person specified in clause (A), (B), (C) or (D).

ITEM 14.

SECURITIES BEING OFFERED

General

The following description summarizes important terms of the Class B Shares. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s Amended and Restated Certificate of Incorporation and bylaws (“Bylaws”), which have been filed as exhibits to the Offering Statement. For more detailed information, please refer to these documents, which are attached to the Offering Statement as exhibits.

As of the date of this Offering Circular, the Company’s authorized capital stock consists of 9,000,000 Class A Shares (7,000,000 of which are issued and outstanding) and 1,500,000 Class B Shares (5,100 of which are issued and outstanding). As of the date of this Offering Circular, no preferred stock is authorized under the Certificate of Incorporation (and, consequently, no preferred stock is issued or outstanding).

We have not paid either a cash dividend or a stock dividend; effected a recapitalization of our securities; entered into a merger; acquired any material asset, partnership, or corporation; effected a spin-off; or performed a reorganization from the date of our formation. With the exception of the contemplated acquisition of material assets, as described in this Offering Circular, no such acts or activities are being contemplated for the future. We underwent a 100-for-1 stock split in August 2021.

This Offering relates to the offer and sale of up to 1,000,000 Class B Shares at $10 per share.

28

Class B Shares

Number Offered in this Offering . The number of Class B Shares subject to this Offering is 1,000,000 plus 356,817 Bonus Shares. (See “Plan of Distribution.”) The minimum purchase per investor is $1,000 (100 Class B Shares). Additional purchases may be made in multiples of $1,000 (100 Class B Shares).

Voting Rights. The holders of the Class B Shares have no voting rights (except as otherwise provided by applicable state corporation law). In contrast, the holders of the Class A Shares (which are not being offered in this Offering) are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Apart from voting rights, the Class B Shares confer the same rights on their holders as the Class A Shares.

Dividend Rights. Holders of Class B Shares are entitled to receive, ratably with holders of the Class A Shares, those dividends, if any, that may be declared from time to time by the Board out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Class B Shares would be entitled to share ratably, with holders of the Class A Shares, in the net assets legally available for distribution to holders of shares of the Common Stock after the payment of all of our debts and other liabilities.

Other Rights. Holders of Class B Shares have no preemptive, conversion or subscription rights, nor do any redemption or sinking fund provisions apply to the Class B Shares. The rights, preferences, and privileges of the holders of Class B Shares would be subject to, and could be adversely affected by, the rights of holders of shares of a class of Common Stock to be issued in the future (although the Company has no current plans to do so) or to the rights of holders of shares of a series of preferred stock.

Shares Eligible for Future Sale

As of the date of this Offering Circular, no class of Common Stock has any public market, and the Class B Shares are not traded on any exchange or on an over-the-counter (OTC) market or quotation service. We can provide no assurance that the Class B Shares will ever be listed on a stock exchange or quoted on an OTC market or other quotation service. We currently do not intend to seek trading privileges at any stock exchange, OTC market or quotation service.

29

We cannot predict the effect, if any, that market sales of Class B Shares, or the availability of Class B Shares for sale, will have on their prevailing market price from time to time. Nevertheless, sales of a substantial number of the Class B Shares, including the issuance of Class B Shares upon the exercise of options or warrants outstanding at the time, or the perception that any such sales or issuances could take place in the public market after this Offering concludes, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

If all offered 1,000,000 Class B Shares are sold, at least 1,005,100 Class B Shares will be outstanding.

Rule 701 Inapplicable

In general, under Rule 701 under the Securities Act, any of our non-affiliate employees, directors, consultants, or advisors who purchased Class B Shares from us in connection with a qualified compensatory stock or option plan or other written agreement and in compliance with Rule 701 would be eligible to resell those Class B Shares, in reliance on Rule 144, ninety (90) days after the Company become subject to the periodic reporting requirements of the Exchange Act, but without compliance with Rule 144’s various conditions, including compliance with specified holding periods. The Company has adopted, and its stockholders have recently approved, an equity incentive plan. (See Item 4 above titled “Dilution.”)

Trading Suspensions; Administrative Actions

Neither the Company nor its officers or directors are, and at no time have any of them been, subject to any trading suspension order or any other type of administrative action or order issued by the Commission or FINRA.

LEGAL MATTERS

Certain legal matters with respect to the Class B Shares will be passed upon by the law firm of Ross Law Group, PLLC, New York, New York.

EXPERTS

The Company’s financial statements for the years ended December 31, 2022 and December 31, 2021, included in this Offering Circular, are audited financial statements prepared by SetApart Financial Services, an independent registered public accounting firm.

30

PART F/S

ZERO LABS AUTOMOTIVE, INC.

Financial Statements

(Expressed in United States Dollars)

31

32

Zero Labs Automotive

Balance Sheet Summary

As of June 30, 2023

	2023	2022
ASSETS
Current Assets
Bank Accounts	17,798.07	116,910.05
Accounts Receivable	0	0
Other Current Assets	2,242.91	2,583.87
Total Current Assets	$20,040.98	$119,493.92
Fixed Assets	671,152.80	608,157.13
Other Assets	1,992,499.74	1,957,968.85
TOTAL ASSETS	$2,683,693.52	$2,685,619.90
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable	100,524.28	0
Credit Cards	239,375.77	157,996.03
Other Current Liabilities	(18,513.20)	123,958.15
Total Current Liabilities	$321,386.85	$281,954.18
Long-Term Liabilities	0	0
Total Liabilities	$321,386.85	$281,954.18
Equity	2,362,306.67	2,403,665.72
TOTAL LIABILITIES AND EQUITY	$2,683,693.52	$2,685,619.90

33

Zero Labs Automotive

Profit and Loss

	2023	2022
Income
Customer Vehicle Restorations	185,358
Stage Payments		41,137.00
Total Customer Vehicle Restorations		$41,137.00
Services		0
Total Income	$185,358	$41,137.00
Cost of Goods Sold
Cost of Goods Sold	24,225
Stage 2 - Tub & Body Fabrication	736
Stage 3 - Frame Fabrication	136,996
Stage 4 - Assembled Chassis	13,931
Stage 5 - Power & Cooling Systems	70,553
Stage 6 - Exterior Paint and Surfacing	6,153
Stage 7 - Interior Subassemblies	37,056
Stage 8 - Final Assembly	3,643
Stage 9 - Testing, QA, Delivery	805
Supplies & Materials	26,266
Total Cost of Goods Sold	$320,364
Gross Profit	$(135,006)	$41,137.00
Expenses
Administration Fee	325
Customer Vehicles	195,756
Customer Vehicle Carpeting		7,268.73
Customer Vehicle Expendables		7,245.68
Customer Vehicle Originals		25,000.00
Customer Vehicle Paint		112,381.31
Customer Vehicle Parts		235,137.88
Customer Vehicle Raw Materials		45,422.27
Customer Vehicle Samples		2,543.98
Customer Vehicle Title & Registration		899.00
Customer Vehicle Transport		2,947.77
Customer Vehicle Upholstery		23,179.33
Future Customer Vehicles/Inventory		345.17
Research & Development		20,000.00
Total Customer Vehicles		$482,371.12
Payroll Expenses	778,546
Company Contributions
Health Insurance		21,923.15
Total Company Contributions		$21,923.15
Reimbursements		7,126.33
Taxes
CA SUI/ETT		4,205.44
Federal Taxes 941/944		37,100.40
Federal Unemployment 940		742.13
Total Taxes		$42,047.97
Wages		493,450.04
Work Comp Ins.		12,801.00
Total Payroll Expenses		$577,348.49
Sales Tax	170
Shipping	1,856
Zero Auto Operating Expenses	736,102
Bank Charges		2,887.46
Foreign Transaction Fees		2.03
Wire Fees		221.00
Total Bank Charges		$3,110.49
Insurance		3,820.45
Liability Ins.		5,382.44
Medical Insurance
Owner’s Medical Insurance		10,794.00
Total Medical Insurance		$10,794.00
Total Insurance		$19,996.89
Legal & Professional Fees		70,726.83
Marketing & Advertising		689.13
Press		369.00
Website		3,843.68
Total Marketing & Advertising		$4,901.81
Meals	106	295.62
Membership Dues & Subscriptions		200.00
Moving Expenses		12,786.08
Office Expenses
Computer & Internet		49.99
Postage & Delivery		3,380.33
Software		25,378.67
Supplies		17,840.35
Total Office Expenses		$46,649.34
Recruiting		22,089.67
Rent		148,096.00
Repairs & Maintenance		3,656.86
Security		393.00
Property		3,128.52
Total Security		$3,521.52
Shop Vehicle Maintenance
Fuel		1,180.41
License/Registration		668.62
Repairs/Maint		1,638.05
Total Shop Vehicle Maintenance		$3,487.08
Staff Events
Staff Meals		810.12
Total Staff Events		$810.12
Subcontractors		4,141.23
Taxes & Licenses		15,172.80
Travel
Accomodations		905.49
Airfare		392.20
Car Rental		326.95
Misc		1,115.00
Parking		0.75
Total Travel		$2,740.39
Uncategorized Expense		8,433.82
Utilities
Electricity		933.02
Internet & Telephone		1,736.76
Natural Gas		455.25
Telephone		1,007.48
Trash		2,714.00
Water		1,047.50
Total Utilities		$7,894.01
Total Zero Auto Operating Expenses	736,102	$378,710.56
Total Expenses	$1,712,860	$1,438,430.17
Net Operating Income	$(1,847,866)	$(1,397,293)
Other Income
Interest Earned	89	6.96
Total Other Income	$89	$6.96
Net Other Income	$89	$6.96
Net Income	$(1,847,777)	$(1,397,286)

34

ZERO LABS AUTOMOTIVE INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock A		Common Stock - Class B		Additional Paid in	Retained Earning/ Accumulated	Total Shareholder
(in , $US)		Amount	Shares	Amount	Capital	Deficit	Equity

Balance—December 31, 2021	7,000,000	7,000	5,100		$7,015,064.00	(6,408,069)	$614,000
Contribution	-	-	-	-	$2,380,988.00	-	$2,380,988
Stock based compensation expense					$4,910		$4,910
Net income/(loss)	-	-	-	-		(3,159,906)	$(3,159,906)
Balance—December 31, 2022	7,000,000	7,000	5,100	5	$9,400,962	(9,567,975)	(160,008)
Contribution	-	-	-	-	$4,020,420	-
Stock based compensation expense
Net income/(loss)	-	-	-	-	-	$(7,797,923)
Balance—June 30, 2023	7,000,000	7,000	5,100	5	$13,421,382	$(17,365,898)	$(3,944,516)

35

Zero Labs Automotive

Statement of Cash Flows

January - June, 2023

	2023	2022
OPERATING ACTIVITIES
Net Income	(1,847,776.76)	(1,397,286.21)
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable	64,053.00	0
Archive	340.96
Accounts Payable (A/P)	25,071.81	(573.71)
Credit Cards	110,206.21	74,452.02
Customer Deposits:Refundable Customer Deposits	2,500.00
Payroll Liability	(20,343.12)	(27,556.75)
Tax Liability	36,242.36
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	$218,071.22	$46,322
Net cash provided by operating activities	$(1,629,705.54)	$(1,350,964.65)
INVESTING ACTIVITIES
Purchases of Property & Equipment	(26,350.69)	(138,908.97)
Purchases of Intangibles	0.00	(64,975.43)
Net cash provided by investing activities	$(26,350.69)	$(203,884.40)
FINANCING ACTIVITIES
Member’s Equity	4,020,420.00	1,285,497.00
Owner’s Personal Expenses		(1,709.03)
Opening Balance Equity	(52,369.82)
Retained Earnings	(2,420,420.00)
Net cash provided by financing activities	$1,547,630.18	$1,283,788
Net cash increase for period	$(108,426.05)	$(271,061.08)
Cash at beginning of period	126,224.12	387,971
Cash at end of period	$17,798.07	$116,910

36

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR PERIOD ENDED TO JUNE 30, 2023

NOTE 1 – NATURE OF OPERATIONS

Zero Labs Automotive Inc. was founded as LLC on February 29, 2016 and was converted into C-corporation on June 7, 2019, in the state of California. The financial statements of Zero Labs Automotive Inc. (which may be referred toas the “Company”, “we”, “us”, or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Los Angeles, California.

Zero Labs Automotive Inc. is an automotive and industrial design, technology and engineering firm for all-electric platforms engineered specifically for decarbonizing vehicles.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company has adopted the calendar year as its basis of reporting. The Company has adopted the calendar year as its fiscal year.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations. Additionally, in 2020, the Company faces economic uncertainty due to the COVID-19 pandemic.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of June 30,2022, and June 30, 2023, the Company’s cash and cash equivalents did not exceed FDIC insured limits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. We estimate losses on receivables based on known troubled accounts and historical

37

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR PERIOD ENDED TO JUNE 30, 2023

experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of June 30, 2023 the Company determined that no reserve was necessary

Fixed Assets

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment is as follows:

Category	Useful Life
Prototype Vehicles	5 years
Computer Equipment	5 years
Customer Vehicle Tooling	5 years
Furniture & Fixtures	7 years
Shop Vehicles	5 years
Tools Machines Equipment	5 years
Leasehold Improvements	15 years

Income Taxes

Zero Labs Automotive Inc. is a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company Recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense. The

38

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR PERIOD ENDED TO JUNE 30, 2023

Company has filed its corporate income tax return for the period ended December 31, 2022. The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed. The Company incurred a loss during the period from inception through December 31, 2022 and carries a federal net operating loss that can be used to offset future corporate taxable income (to extent allowed by law). The company intends to file 2023 after the year ends.

Revenue Recognition

The Company recognizes revenues in accordance with FASB ASC 606, Revenue from Contracts with Customers, when delivery of goods is the sole performance obligation in its contracts with customers. The Company typically collects payment upon sale and recognizes the revenue when the item has shipped and has fulfilled its sole performance obligation.

The Company recognizes revenues in accordance with FASB ASC 606, Revenue from Contracts with Customers, when delivery of services is the sole performance obligation in its contracts with customers. The Company typically collects payment upon sale and recognizes the revenue when the service has been performed and has fulfilled its sole performance obligation.

The Company is following the provisions and the disclosure requirements described in ASU 2014-09 also referred toas Topic 606. Revenue recognition, according to Topic 606, is determined using the following steps: Identification of the contract, or contracts, with the customer: the Company determines the existence of a contract with a customer when the contract is mutually approved; the rights of each party in relation to the services to be transferred can be identified, the payment terms for the services can be identified, the customer has the capacity and intention to pay and the contract has commercial substance.

The Company earns revenue from the sale of electric cars

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses for the period ending June 30, 2022, and June 30, 2023, amounted to $4901.81 and $4021.67, which is included in sales and marketing expenses.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term nature of such instruments. The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment

Subsequent Events

The Company considers events or transactions that occur after the balance sheets date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require

39

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR PERIOD ENDED TO JUNE 30, 2023

additional disclosure. Subsequent events have been evaluated through April 14, 2023. No material subsequent event has occurred between April 14 through June 30, 2023.

NOTE 3 – INCOME TAX PROVISION

The Company is treated as a C corporation for US federal tax purposes. The Company has filed its corporate income tax return for the period ending in December 31, 2022. The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed. The Company incurred a loss during the period from inception through December 31, 2022 and carries a federal net operating loss that can be used to offset future corporate taxable income (to extent allowed by law).

NOTE 4 – RELATED PARTY TRANSACTIONS

During the period of January 1 to June 30, 2023, CEO of the Company made contributions based on verbal agreement in total amount of $4,020,420.

There were no other related party transactions.

NOTE 5 – DEBT

Below are the details on the convertible note issued on May 2, 2023.

Debt Instrument Name - Mark Wdowik

Principal Amount $ 150,000

Interest Rate 4%

Borrowing Period May 2, 2023

Maturity Date May 2, 2025

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of June 30, 2023, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

NOTE 7 – EQUITY

The Company is authorized to issue 9,000,000 shares of Common Stock Class A with a $0.001 par value and 1,500,000shares of Common Stock Class B with a $0.001 par value. As of December 31, 2022, and December 31, 2021,7,000,000 shares of Common Stock Class A and 5,100 shares of Common Stock Class B have been issued and outstanding.

During the period of January 1 to June 30, 2023, CEO of the Company made contributions based on verbal agreement in total amount of $4,020,420.

40

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR PERIOD ENDED TO JUNE 30, 2023

NOTE 8 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a net operating loss of $1,629,705.54, an operating cash flow loss of $1,847,866, and liquid assets in cash of $17,798.07 which less than a year’s worth of cash reserves as of June 30, 2023. These factors normally raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events for the period through December 31, 2022.

There have been no other events or transactions during this time which would have a material effect on these financial statements through June 30, 2023.

41

10586 W Pico Blvd, Suite 224, Los Angeles, CA 90064

www.setapartfinancial.com

213-814-2809

42

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Zero Labs Automotive, Inc.

Los Angeles, California

Opinion

We have audited the financial statements of Zero Labs Automotive, Inc., which comprise the balance sheet as of December 31, 2022 and December 31, 2021, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Zero Labs Automotive, Inc. as of December 31, 2022 and December 31,2021, and the result of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Zero Labs Automotive, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Zero Labs Automotive Inc.’s ability to continue as a going concern for a reasonable period of time, not to exceed one year beyond the date of the financial statements being audited.

43

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

● Exercise professional judgment and maintain professional skepticism throughout the audit.

● Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Zero Labs Automotive, Inc.’s internal control. Accordingly, no such opinion is expressed.

● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Zero Labs Automotive, Inc.’s ability to continue as a going concern for a reasonable period of time

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Going Concern

As discussed in Note 11, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

April 14, 2023

Los Angeles, California

44

ZERO LABS AUTOMOTIVE INC.

BALANCE SHEET

As of December 31,	2022	2021
(USD $ in Dollars)
ASSETS
Current Assets:
Cash & Cash Equivalents	$126,224	$387,971
Accounts Receivable	64,053	-
Other Current Assets	226,967	2,584
Total Current Assets	417,244	387,971

Property and equipment, net	780,322	1,014,334
Intangibles	18,272	21,323
Right of use assets, net	810,087	-
Other Assets	109,658	129,658

Total Assets	$2,135,582	$1,553,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Credit Cards	$129,170	$83,544
Right of use liability, current portion	165,137	-
Accounts Payable	21,370	574
PPP Loan	-	-
Convertible Notes, current portion	1,096,000	-
Other Current Liabilities	238,964	159,168
Total Current Liabilities	1,650,640	243,286

Convertible Notes	-	696,000
Right of use liability	644,950	-

Total Liabilities	2,295,590	939,286

STOCKHOLDERS EQUITY
Common Stock - Class A	7,000	7,000
Common Stock - Class B	5	5
Additional paid in capital	9,400,962	7,015,064
Retained Earnings/(Accumulated Deficit)	(9,567,975)	(6,408,069)

Total Stockholders’ Equity	(160,008)	614,000

Total Liabilities and Stockholders’ Equity	$2,135,582	$1,553,286

See accompanying notes to financial statements.

45

ZERO LABS AUTOMOTIVE INC.

STATEMENTS OF OPERATIONS

For Fiscal Year Ended December 31,	2022	2021
(USD $ in Dollars)
Net Revenue	$606,681	$446,100
Cost of Goods Sold	920,252	639,769
Gross profit	(313,571)	(193,669)

Operating expenses
General and Administrative	2,756,722	2,113,312
Research and Development	-	13,500
Sales and Marketing	13,764	3,136
Total operating expenses	2,770,486	2,129,948

Operating Income/(Loss)	(3,084,057)	(2,323,617)

Interest Expense	75,890	7,653
Other Loss/(Income)	(40)	(151,626)
Income/(Loss) before provision for income taxes	(3,159,906)	(2,179,645)
Provision/(Benefit) for income taxes	-	-

Net Income/(Net Loss)	$(3,159,906)	$(2,179,645)

See accompanying notes to financial statements.

46

ZERO LABS AUTOMOTIVE INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock - Class A		Common Stock - Class B		Additional paid in	Retained earnings/ (Accumulated	Total Shareholder
(in , $US)	Shares	Amount	Shares	Amount	capital	Deficit)	Equity

Balance—December 31, 2020	7,000,000	$7,000	-	$-	$6,162,676	$(4,228,424)	$1,941,252
Issuance of common shares	-	-	5,100	5	7,492	-	7,497
Contribution					806,215		806,215
Stock based compensation expense					38,681		38,681
Net income/(loss)	-	-	-	-	-	(2,179,645)	(2,179,645)
Balance—December 31, 2021	7,000,000	$7,000	5,100	$5	$7,015,064	$(6,408,069)	$614,000
Contribution	-	-	-	-	2,380,988	$-	2,380,988
Stock based compensation expense					4,910		4,910
Net income/(loss)	-	-	-	-	-	(3,159,906)	(3,159,906)
Balance—December 31, 2022	7,000,000	$7,000	5,100	$5	$9,400,962	$(9,567,975)	$(160,008)

See accompanying notes to financial statements.

47

ZERO LABS AUTOMOTIVE INC.

STATEMENTS OF CASH FLOWS

For Fiscal Year Ended December 31,	2022	2021
(USD $ in Dollars)
CASH FLOW FROM OPERATING ACTIVITIES
Net income/(loss)	$(3,159,906)	$(2,179,645)
Non-cash items:
Stock based compensation expense	4,910	38,681
Amortization expense	8,122	7,108
Depreciation expense	524,003	434,873
PPP loan forgiveness	-	(151,600)
Accrued interest	43,840	7,653
Changes in operating assets and liabilities:
Accounts Receivable	(64,053)	-
Other Current Assets	(224,383)	21,526
Other Assets	20,000	(68,247)
Credit Cards	45,626	27,226
Accounts Payable	20,796	574
Other Current Liabilities	35,956	139,380
Net cash provided/(used) by operating activities	(2,745,091)	(1,722,470)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of Property and Equipment	(261,659)	(101,115)
Purchases of Intangibles	(35,985)	(13,137)
Net cash provided/(used) in investing activities	(297,644)	(114,252)

CASH FLOW FROM FINANCING ACTIVITIES
Issuance of common shares	-	7,497
Capital Contribution	2,380,988	806,215
Borrowing on Convertible Notes	400,000	696,000
Net cash provided/(used) by financing activities	2,780,988	1,509,712

Change in Cash	(261,747)	(327,010)
Cash—beginning of year	387,971	714,982
Cash—end of year	$126,224	$387,971

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$-	$-
Cash paid during the year for income taxes	$-	$-

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES AND SUPPLEMENTAL DISCLOSURES
Purchase of property and equipment not yet paid for	$-	$-
Issuance of equity in return for note	-	-
Issuance of equity in return for accrued payroll and other liabilities

See accompanying notes to financial statements.

48

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR YEAR ENDED TO DECEMBER 31, 2022

1. NATURE OF OPERATIONS

Zero Labs Automotive Inc. was founded as LLC on February 29, 2016 and was converted into C-corporation on June 7, 2019, in the state of California. The financial statements of Zero Labs Automotive Inc. (which may be referred to as the “Company”, “we”, “us”, or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Los Angeles, California.

Zero Labs Automotive Inc. is an automotive and industrial design, technology and engineering firm for all-electric platform engineered specifically for decarbonizing vehicles.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company has adopted the calendar year as its basis of reporting. The Company has adopted the calendar year as its fiscal year.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2022, and December 31, 2021, the Company’s cash and cash equivalents exceeded FDIC insured limits by $0 and 137,971 respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of December 31, 2022 and 2021, the Company determined that no reserve was necessary.

49

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR YEAR ENDED TO DECEMBER 31, 2022

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment is as follows:

Category	Useful Life
Prototype Vehicles	5 years
Computer Equipment	5 years
Customer Vehicle Tooling	5 years
Furniture and Fixtures	7 years
Shop Vehicles	5 years
Tools Machines Equipment	5 years
Leasehold Improvements	15 years

Intangible Assets

The Company has licensed software as intangibles.

Income Taxes

Zero Labs Automotive Inc. is a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense. The Company has filed its corporate income tax return for the period ended December 31, 2022. The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed. The Company incurred a loss during the period from inception through December 31, 2022 and carries a federal net operating loss that can be used to offset future corporate taxable income (to extent allowed by law).

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

50

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR YEAR ENDED TO DECEMBER 31, 2022

Revenue Recognition

The Company recognizes revenues in accordance with FASB ASC 606, Revenue from Contracts with Customers, when delivery of goods is the sole performance obligation in its contracts with customers. The Company typically collects payment upon sale and recognizes the revenue when the item has shipped and has fulfilled its sole performance obligation.

The Company recognizes revenues in accordance with FASB ASC 606, Revenue from Contracts with Customers, when delivery of services is the sole performance obligation in its contracts with customers. The Company typically collects payment upon sale and recognizes the revenue when the service has been performed and has fulfilled its sole performance obligation.

The Company is following the provisions and the disclosure requirements described in ASU 2014-09 also referred to as Topic 606. Revenue recognition, according to Topic 606, is determined using the following steps: Identification of the contract, or contracts, with the customer: the Company determines the existence of a contract with a customer when the contract is mutually approved; the rights of each party in relation to the services to be transferred can be identified, the payment terms for the services can be identified, the customer has the capacity and intention to pay and the contract has commercial substance.

The Company earns revenue from the sale of electric cars.

Cost of sales

Costs of goods sold include vehicle parts, raw materials, vehicle painting, carpeting and other inputs including labor work and engaged production and design services.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses for the years ended December 31, 2022, and December 31, 2021, amounted to $13,764 and $3,136, which is included in sales and marketing expenses.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term nature of such instruments.

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

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ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR YEAR ENDED TO DECEMBER 31, 2022

COVID-19

In March 2021, the outbreak and spread of the COVID-19 virus was classified as a global pandemic by the World Health Organization. This widespread disease impacted the Company’s business operations, including its employees, customers, vendors, and communities. The COVID-19 pandemic may continue to impact the Company’s business operations and financial operating results, and there is substantial uncertainty in the nature and degree of its continued effects over time. The extent to which the pandemic impacts the business going forward will depend on numerous evolving factors management cannot reliably predict, including the duration and scope of the pandemic; governmental, business, and individuals’ actions in response to the pandemic; and the impact on economic activity including the possibility of recession or financial market instability. These factors may adversely impact consumer and business spending on products as well as customers’ ability to pay for products and services on an ongoing basis. This uncertainty also affects management’s accounting estimates and assumptions, which could result in greater variability in a variety of areas that depend on these estimates and assumptions, including investments, receivables, and forward-looking guidance.

Subsequent Events

The Company considers events or transactions that occur after the balance sheets date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through April 14, 2023, which is the date the financial statements were issued.

Recently Issued and Adopted Report of Independent Registered Public Accounting Firm

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

Lease Accounting

In February 2016, the FASB issued ASU No. 2016-02, leases (Topic 842). The new standard introduces a new lessee model that brings substantially all leases onto the balance sheets. The amendments in the ASU are effective for fiscal years beginning after December 15, 2021.

We adopted the standard effective January 1, 2022, using the modified retrospective adoption method which allowed us to initially apply the new standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of accumulated deficit. In connection with our adoption of the new lease pronouncement, we recorded a charge to retain earnings.

Effects of Adoption

We have elected to use the practical expedient package that allows us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We additionally elected to use the practical expedients that allow lessees to: (1) treat the lease and non-lease components of leases as a single lease component for all of our leases and (2) not recognize on our balance sheet leases with terms less than twelve months.

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ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR YEAR ENDED TO DECEMBER 31, 2022

We determine if an arrangement is a lease at inception. We lease certain manufacturing facilities, warehouses, offices, machinery and equipment, vehicles and office equipment under operating leases. Under the new standard, operating leases result in the recognition of ROU assets and lease liabilities on the consolidated balance sheet. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Under the new standard, operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, upon adoption of the new standard, we used our estimated incremental borrowing rate based on the information available, including lease term, as of January 1, 2022, to determine the present value of lease payments. Operating lease ROU assets are adjusted for any lease payments made prior to January 1, 2022, and any lease incentives. Certain of our leases may include options to extend or terminate the original lease term. We generally conclude that we are not reasonably certain to exercise these options due primarily to the length of the original lease term and our assessment that economic incentives are not reasonably certain to be realized. Operating lease expense under the new standard is recognized on a straight-line basis over them lease term. Our current finance lease obligations consist primarily of cultivation and distribution facility leases.

Summary of Effects of Lease Accounting Standard Update Adopted in 2022

	As filed December 31, 2021	Recognition of Operating Leases	Total Effects of Adoption	With effect of lease accounting standard update January 1, 2022
Assets
Right of use asset, net	$-	$991,944	$991,944	$991,944

Liabilities
Current portion of lease obligation	-	142,517	142,517	$142,517
Lease obligation	-	849,427	849,427	$849,427
Deferred rent current	-	-	-	$-
Deferred rent non-current	-	-	-	$-

Equity
Retained Earnings	-	(0)	(0)	$(0)

Total	$-	$-	$-	$-

3. DETAILS OF CERTAIN ASSETS AND LIABILITIES

Other current liabilities consist of the following items:

As of Year Ended December 31,	2022	2021
Customer deposit	159,589	119,589
Accrued interest	51,493	7,653
Tax	27,882	27,882
Payroll liabilities	-	4,044
Total Other Current Liabilities	$238,964	$159,168

Other current assets consist of the following items:

As of Year Ended December 31,	2022	2021
Refund to customers	222,267	-
Other	4,700	2,584
Total Other Current Assets	$226,967	$2,584

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ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR YEAR ENDED TO DECEMBER 31, 2022

4. PROPERTY AND EQUIPMENT

As of December 31, 2022 and December 31, 2021, property and equipment consist of:

As of Year Ended December 31,	2022	2021
Prototype Vehicles	$1,684,049	$1,648,065
Computer Equipment	123,414	103,127
Customer Vehicle Tooling	73,822	73,822
Furniture and Fixtures	108,164	40,132
Shop Vehicles	74,968	55,070
Tools Machines Equipment	239,228	180,915
Leasehold Improvements	183,390	95,914
Fixed assets, at Cost	2,487,035	2,197,045
Accumulated depreciation	(1,706,714)	(1,182,711)
Fixed assets, Net	$780,321	$1,014,334

Depreciation expenses for property and equipment for the fiscal year ended December 31, 2022 and 2021 were in the amount of $524,003 and $434,874 respectively.

5. INTANGIBLE ASSETS

As of December 31, 2022 and December 31, 2021, intangible asset consist of:

As of Year Ended December 31,	2022	2021

Licensed software	$40,609	$35,539
Intangible assets, at cost	40,609	35,539
Accumulated amortization	(22,337)	(14,216)
Intangible assets, Net	$18,272	$21,323

Entire intangible assets have been amortized. Amortization expense for trademarks and patents for the fiscal year ended December 31, 2022 and 2021 was in the amount of $8,122 and $7,108 respectively.

The following table summarizes the estimated amortization expense relating to the Company’s intangible assets as of December 31, 2022:

Period	Amortization Expense
2021	$8,122
2022	8,122
2023	2,028
2024	-
Thereafter	-
Total	$18,272

54

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR YEAR ENDED TO DECEMBER 31, 2022

6. CAPITALIZATION and equity transactions

Common Stock

The Company is authorized to issue 9,000,000 shares of Common Stock Class A with a $0.001 par value and 1,500,000 shares of Common Stock Class B with a $0.001 par value. As of December 31, 2022, and December 31, 2021, 7,000,000 shares of Common Stock Class A and 5,100 shares of Common Stock Class B have been issued and are outstanding.

During 2021 and 2022 CEO of the Company made contributions based on verbal agreement in total amount of $806,215 and $2,380,988 respectively.

7. SHAREBASED COMPENSATION

During 2021, the Company authorized the Stock Option Plan (which may be referred to as the “Plan”). The Company reserved 994,900 shares of its Common Stock pursuant to the Plan, which provides for the grant of shares of stock options, stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of four years. The amounts granted each calendar year to an employee or nonemployee is limited depending on the type of award.

Stock Options

The Company granted stock options. The stock options were valued using the Black-Scholes pricing model with a range of inputs indicated below:

As of Year Ended December 31,	2022
Expected life (years)	10.00
Risk-free interest rate	4.41%
Expected volatility	75%
Annual dividend yield	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.

The expected term of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s Common Stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s Common Stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

Management estimated the fair value of Common Stock based on recent sales to third parties. Forfeitures are recognized as incurred.

55

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR YEAR ENDED TO DECEMBER 31, 2022

A summary of the Company’s stock options activity and related information is as follows:

	Number of Awards		Weighted Average Exercise	Weighted Average Contract Term
Outstanding at December 31, 2020		-	$1.47	-
Granted		526,500
Exercised		-
Expired/Cancelled		-		-
Outstanding at December 31, 2021		526,500	$1.47	9.75
Exercisable Options at December 31, 2021		526,500	$1.47	9.75
Granted		260,000	$-
Exercised	m	(5,100)	$-
Expired/Cancelled		(557,500)	$-
Outstanding at December 31, 2022		223,900	$1.47	8.90
Exercisable Options at December 31, 2022		223,900	$1.47	8.90

Stock option expenses for the year ended December 31, 2022 and December 31, 2021 was $4,910 and $38,681 respectively.

8. DEBT

Convertible Note(s)

Below are the details of the convertible notes:

					For the Year Ended December 2022					For the Year Ended December 2021
Debt Instrument Name	Principal Amount	Interest Rate	Borrowing Period	Maturity Date	Interest Expense	Accrued Interest	Current Portion	Non-Current Portion	Total Indebtedness	Interest Expense	Accrued Interest	Current Portion	Non-Current Portion	Total Indebtedness
Periwinkle Blue LLC	$500,000	4.00%	7/9/2021	6/9/2023	$20,000	26,667	$500,000	$-	$526,667	$6,667	$6,667	$-	$500,000	$506,667
Stanton Blakeslee	$200,000	4.00%	10.30.2021	10.29.2023	$8,000	8,667	$200,000	$-	$208,667	$667	$667	$-	$100,000	$100,667
Sam Malone	$96,000	4.00%	11.13.2021	11.22.2023	$3,840	4,160	$96,000	$-	$100,160	$320	$320	$-	$96,000	$96,320
Greg Brown	$200,000	4.00%	12.31.2021	12.30.2023	$8,000	8,000	$200,000	$-	$208,000	$-	$-	$-	$-	$-
Mike Walsh	$100,000	4.00%	12.15.2021	12.14.2023	$4,000	4,000	$100,000	$-	$104,000	$-	$-	$-	$-	$-
Total					$43,840	$51,493	$1,096,000	$-	$1,147,493	$7,653	$7,653	$-	$696,000	$703,653

The convertible notes are convertible into Common Shares at a conversion price. Since the conversion feature is convertible into variable number of shares and does not have fixed-for-fixed features, the conversion feature was not bifurcated and recorded separately.

56

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR YEAR ENDED TO DECEMBER 31, 2022

9. Income Taxes

The provision for income taxes for the year ended December 31, 2022, and December 31, 2021, consists of the following:

As of Year Ended December 31,	2022	2021
Net Operating Loss	$(942,916)	$(650,406)
Valuation Allowance	942,916	650,406
Net Provision for income tax	$-	$-

Significant components of the Company’s deferred tax assets and liabilities on December 31, 2022, and December 31, 2021 are as follows:

As of Year Ended December 31,	2022	2021
Net Operating Loss	$(2,855,084)	$(1,912,168)
Valuation Allowance	2,855,084	1,912,168
Total Deferred Tax Asset	$-	$-

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the Company has determined that it is more likely than not that the Company will not recognize the benefits of the federal and state net deferred tax assets, and, as a result, full valuation allowance has been set against its net deferred tax assets as of December 31, 2022, and December 31, 2021. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased.

For the fiscal year ended December 31, 2022, the Company had net operating loss (“NOL”) carryforwards of approximately $9,567,975. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards. Under the provisions of the Internal Revenue Code, the NOLs and tax credit carryforwards are subject to review and possible adjustment by the IRS and state tax authorities. NOLs and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. The Company has not performed a comprehensive Section 382 study to determine any potential loss limitation with regard to the NOL carryforwards and tax credits.

The Company recognizes the impact of a tax position in the financial statements if that position is more likely than not to be sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position. As of December 31, 2022 and December 31, 2021, the Company had no unrecognized tax benefits.

The Company recognizes interest and penalties related to income tax matters in income tax expense. As of December 31, 2022 and December 31, 2021, the Company had no accrued interest and penalties related to uncertain tax positions.

57

ZERO LABS AUTOMOTIVE INC.

NOTES TO FINANCIAL STATEMENTS

FOR YEAR ENDED TO DECEMBER 31, 2022

10. Related Party

During 2021 and 2022 CEO of the Company made contributions based on verbal agreement in total amount of $806,215 and $2,380,988 respectively.

There were no other related party transactions.

11. Commitments and Contingencies

Contingencies

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2022, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

12. GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a net operating loss of $3,159,906, an operating cash flow loss of $2,745,091, and liquid assets in cash of $126,224, which less than a year’s worth of cash reserves as of December 31, 2022. These factors normally raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

13. SUBSEQUENT EVENTS

The Company has evaluated subsequent events for the period from December 31, 2022, through April 14, 2023, which is the date the financial statements were available to be issued.

There have been no other events or transactions during this time which would have a material effect on these financial statements.

58

Items 16/17

Index to Exhibits/Description of Exhibits

Exhibit Number	Description

1.1	Broker-Dealer Agreement with DealMaker Securities LLC
2.1	Certificate of Incorporation
2.2	Amendment to Certificate of Incorporation
2.3	Bylaws
3.1	Form of Convertible Promissory Notes
4.1	Form of Subscription Agreement
6.1	Employee Incentive Plan
11.1	Consent of SetApart Financial Services
12.1	Legal Opinion of Ross Law Group, PLLC

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 6, 2024.

ZERO LABS AUTOMOTIVE, INC.

By:	/s/ Adam Roe
Name:	Adam Roe
Title:	CEO (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A has been signed by the following person in the capacities and on the date indicated.

/s/ Adam Roe
Name:	Adam Roe
Title:	CEO and sole director (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)
Date:	February 6, 2024

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